Exhibit 10.27

Execution Version

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (this “Agreement”), dated as of November 6, 2018, is entered into by and between MIDCAP FUNDING IV TRUST, in its capacity as agent under the ABL Documents (as defined below) (including its successors and assigns in such capacity from time to time, “ABL Agent”) and SQUADRON MEDICAL FINANCE SOLUTIONS LLC, as lender under the Term Loan Documents (as defined below) (including its successors and assigns in such capacity from time to time, including any successor pursuant to any initial or subsequent Refinancing of the Term Loan Credit Agreement, “Term Lender”), and is acknowledged and agreed by the ABL Borrowers, the Term Loan Borrowers and the other Obligors.

RECITALS:

WHEREAS, ALPHATEC HOLDINGS, INC., a Delaware corporation (“Holdings”), ALPHATEC SPINE, INC., a California corporation (“Alphatec Spine”), SAFEOP SURGICAL INC., a Delaware corporation (“SafeOp” and each of Holdings, Alphatec Spine, SafeOp, together with their successors and assigns, including any receiver, trustee or debtor-in-possession and each other Person from time to time party thereto as a borrower, each, an “ABL Borrower,” and collectively, the “ABL Borrowers”), the other Credit Parties (as defined therein) (together with their successors and assigns, including any receiver, trustee or debtor-in-possession, the “ABL Credit Parties”), the Lenders (as defined therein) (together with their successors and assigns, including any successor pursuant to any initial or subsequent Refinancing of the ABL Credit Agreement, the “ABL Lenders”) and the ABL Agent have entered into that certain Amended and Restated Credit, Security and Guaranty Agreement, dated as of August 30, 2013 (as amended, restated or otherwise modified from time to time, the “ABL Credit Agreement”), pursuant to which the ABL Lenders have made and will from time to time make loans and provide other financial accommodations to the ABL Borrowers;

WHEREAS, Holdings and each of the other ABL Borrowers (together with their successors and assigns, including any receiver, trustee or debtor-in-possession and each other Person from time to time party thereto as a borrower, each, a “Term Loan Borrower,” and collectively, the “Term Loan Borrowers”), the other Credit Parties (as defined therein) (together with their successors and assigns, including any receiver, trustee or debtor-in-possession, the “Term Credit Parties”) and the Term Lender have entered into that certain Credit, Security and Guaranty Agreement, dated as of even date herewith (as amended or otherwise modified from time to time, the “Term Loan Credit Agreement”), pursuant to which the Term Lender has made a term loan and provided other financial accommodations to the Term Loan Borrowers;

WHEREAS, the ABL Borrowers have granted to the ABL Agent, for the benefit of the ABL Creditors, a Lien on substantially all of their assets, all as more particularly described in the ABL Documents and the Term Loan Borrowers have granted to the Term Lender, for the benefit of the Term Loan Creditors, a Lien on substantially all of their assets, all as more particularly described in the Term Loan Documents; WHEREAS, it is the intent of the parties hereto, including the ABL Agent on behalf of the ABL Credit Parties and the Term Lender on behalf of the Term Loan Creditors by its or its representative’s acknowledgement signature hereto, that the ABL Obligations (as defined below) are and will continue to be secured by first priority liens in favor of the ABL Creditors on the ABL Priority Collateral (as defined below) and second priority liens in favor of the ABL Creditors on the Term Loan Priority Collateral (as defined below);

WHEREAS, it is the intent of the parties hereto, including the ABL Agent on behalf of the ABL Credit Parties and the Term Lender on behalf of the Term Credit Parties by its or its representative’s acknowledgement signature hereto, that the Term Loan Obligations (as defined below) are and will continue to be secured by first priority liens in favor of the Term Loan Creditors on the Term Loan Priority Collateral and second priority liens in favor of the Term Loan Creditors on the ABL Priority Collateral; and WHEREAS, the ABL Agent, on behalf of the ABL Creditors, and the Term Lender, on behalf of the Term Loan Creditors, wish to set forth their agreement as to certain of their respective rights and obligations with respect to the assets of the Borrowers and the other Obligors and their understanding relative to their respective positions in certain assets of the Borrowers and the other Obligors.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

Section 1.	Definitions.

1.1General Terms. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and the plural forms of the terms defined:

“ABL Agent” has the meaning set forth in the preamble to this Agreement.

“ABL Collateral Documents” has the meaning set forth in Section 3.2(b).

“ABL Credit Agreement” has the meaning set forth in the recitals to this Agreement.

“ABL Creditors” means the ABL Agent, the ABL Lenders and the other Persons from time to time holding ABL Obligations.

“ABL Default” means any “Event of Default” or similar term, as such term is defined under the ABL Documents.

“ABL Default Notice” means, with respect to any ABL Default, a written notice from the ABL Agent to the Term Lender indicating that an ABL Default has occurred, and describing such ABL Default in reasonable detail.

“ABL Documents” means the ABL Credit Agreement, all Financing Documents (as such term is defined in the ABL Credit Agreement) and all other agreements, instruments and other documents at any time executed or delivered by any Obligor or any other Person with, to or in favor of the ABL Agent or any other ABL Creditor in connection therewith or related thereto, including such documents evidencing initial and subsequent Refinancings of the ABL Obligations, in each case, as the same may be amended, amended and restated, supplemented, modified, replaced, substituted, renewed or Refinanced from time to time in accordance with the provisions of the Agreement.

“ABL Lenders” has the meaning set forth in the recitals hereto.

“ABL Obligations” means all Obligations of the Obligors under (a) the ABL Credit Agreement and the other ABL Documents, including the guaranties under the ABL Documents, and (b)each other agreement or instrument granting or providing for the perfection of a Lien securing any of the foregoing. Notwithstanding any other provision hereof, the term “ABL Obligations” will include all accrued interest, fees, costs, and other charges incurred under the ABL Credit Agreement and the other ABL Documents, whether incurred before or after the commencement of an Insolvency Proceeding, and whether or not allowed or allowable in an Insolvency Proceeding. To the extent that any payment with respect to the ABL Obligations (whether by or on behalf of any Obligor, as proceeds of security, enforcement of any right of set-off, or otherwise) is declared to be fraudulent or preferential in any respect, set aside, avoided, or required to be paid to a debtor in possession, trustee, receiver, or similar Person, then the obligation or part thereof originally intended to be satisfied will be deemed to be reinstated and outstanding as if such payment had not occurred.

“ABL Priority Collateral” means all of ABL Borrowers’ right, title and interest in and to the following Collateral, whether now owned or hereafter created, acquired or arising, and all proceeds and products thereof: (A) (1) all of ABL Borrowers’ Accounts, other than Accounts which constitute identifiable proceeds of Term Loan Priority Collateral, (2) all of the following arising from or in connection with all of ABL Borrowers’ Accounts, other than Accounts which constitute identifiable proceeds of Term Loan Priority Collateral: (i) money, (ii) contract rights, (iii) chattel paper, (iv) documents, (v) general intangibles (including, but not limited to payment intangibles), (vi) deposit accounts (excluding (1) property contained in any such deposit account, which property constitutes Term Loan Priority Collateral or identifiable proceeds of the Term Loan Priority Collateral, and (2) any Term Loan Proceeds

Account, but excluding the property contained in any Term Loan Proceeds Account, which property constitutes ABL Priority Collateral or identifiable proceeds of the ABL Priority Collateral), (vii) securities accounts (excluding (1) property contained in any such securities account, which property constitutes Term Loan Priority Collateral or identifiable proceeds of the Term Loan Priority Collateral, and (2) any Term Loan Proceeds Account, but excluding the property contained in any Term Loan Proceeds Account, which property constitutes ABL Priority Collateral or identifiable proceeds of the ABL Priority Collateral), (viii) securities arising from such Accounts (excluding, for the avoidance of doubt, any Stock issued by any Grantor), (ix) investment property arising from such Accounts (excluding, for the avoidance of doubt, any Stock issued by any Grantor), and (x) Instruments arising from such Accounts, and (3) all of ABL Borrowers’ rights, remedies, security, Liens and supporting obligations, in, to and in respect of the foregoing (including, without limitation, rights of stoppage in transit, replevin, repossession and reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, guarantees or other contracts of suretyship with respect to the Accounts, deposits or other security for the obligation of any Account Debtor); (B) to the extent not listed above, all of ABL Borrowers’ now owned or hereafter acquired deposit accounts or securities accounts into which Accounts or the proceeds of Accounts or other ABL Priority Collateral are deposited (including the Lockbox Account (as defined in the ABL Credit Agreement) but excluding the property contained in any securities account, which property constitutes Term Loan Priority Collateral or identifiable proceeds of the Term Loan Priority Collateral), and all signature cards, account agreements and other documents relating to such deposit accounts or securities accounts; (C) all of ABL Borrowers’ right, title and interest in, to and in respect of all goods to the extent that by sale or consumption have resulted in Accounts, including, without limitation, all goods described in invoices or other documents or instruments with respect to, or otherwise representing or evidencing, any Account; (D) all other property of every kind and description with respect to, evidencing or relating to its Accounts, including, without limitation, all existing and future customer lists, choses in action, claims, books, records, ledger cards, contracts, licenses, formulae, tax and other types of refunds, returned and unearned insurance premiums, rights and claims under insurance policies, and computer programs, tapes, programs, discs, information, software, records, and data, all computers, word processors, printers, switches, interfaces, source codes, mask works, software, web servers, website service contracts, internet connection contract or line lease, website hosting service contract, website license agreements, back-up copies of website content, contracts with website advertisers, scripts, codes or Active-X controls, technology escrow agreements, website content development agreements, all rights, of whatever form, in and to domain names, instructional material, and connectors and all parts, accessories, additions, substitutions, or options together with all property or equipment used in connection with any of the above or which are used to operate or cause to operate any features, special applications, format controls, options or software of any or all of the above-mentioned items, solely to the extent the same relates to the Accounts; and (E) any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing, irrespective of whether such proceeds are deposited into a deposit account and/or are transferred from one deposit account to another deposit account and all supporting obligations of all of the foregoing.

“Affiliate” means, with respect to any Person, each officer, director, general partner or joint-venturer of such Person and any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For purpose of this definition, “control” means the possession of either (a) the power to vote, or the beneficial ownership of, 5% or more of the voting securities of such Person or (b) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereof.

“Assignment” has the meaning set forth in Section 5.1.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.

“Bankruptcy Law” means the Bankruptcy Code and any other federal, state or foreign bankruptcy, insolvency, receivership or similar law affecting creditors’ rights or any other or similar proceedings seeking any stay, reorganization, arrangement, composition or readjustment of obligations or indebtedness.

“Borrower” and “Borrowers” means the ABL Borrowers and the Term Loan Borrowers.

“Business Day” means any day except a Saturday, Sunday or other day on which either the New York Stock Exchange is closed, or on which commercial banks in Washington, DC and New York City are authorized by law to close.

“Collateral” means all assets, property and interests in property and proceeds thereof now owned or hereafter acquired by the Obligors in or upon which a Lien (including any Liens granted in an Insolvency Proceeding) is granted or required or purported to be granted by such Obligor in favor of any Secured Creditor as security for all or any part of the Obligations whether or not such Lien is valid, perfected or enforceable.

“Credit Party” has the meaning set forth in the recitals hereof. “Defaulting Creditor” has the meaning set forth in Section 5.6(c).

“DIP Financing” means the obtaining of credit or incurring debt secured by Liens on all or any portion of the Collateral pursuant to section 364 of the Bankruptcy Code (or similar Bankruptcy Law).

“DIP Liens” has the meaning set forth in Section 6.2.

“Discharge of ABL Obligations” means (a) actual payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of an Insolvency Proceeding, whether or not such interest would be allowed or allowable in such proceeding) on all outstanding Indebtedness (as defined in the ABL Credit Agreement) included in the ABL Obligations, (b) actual payment or, in the case of contingent obligations, cash collateralization in full in cash of all other ABL Obligations (including, without duplication of clause (d) below, indemnification obligations in respect of known contingencies and fees, costs or charges accruing on or after the commencement of an Insolvency Proceeding, whether or not such fees, costs or charges would be allowed or allowable in the proceeding) that are due and payable or otherwise accrued and owing at or prior to the time the amounts referenced in clause (a) above are paid (other than contingent indemnification Obligations for which no claim or demand for payment, whether oral or written, has been made at such time), and (c) no Person has any further right to obtain any loans, bankers’ acceptances, or other extensions of credit under the documents relating to such ABL Obligations.

“Discharge of Term Loan Obligations” means (a) actual payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of an Insolvency Proceeding, whether or not such interest would be allowed or allowable in such proceeding) on all outstanding Indebtedness included in the Term Loan Obligations, (b) actual payment in full in cash of all other Term Loan Obligations (including indemnification obligations in respect of known contingencies and fees, costs or charges accruing on or after the commencement of an Insolvency Proceeding, whether or not such fees, costs or charges would be allowed or allowable in the proceeding) that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than contingent indemnification Obligations for which no claim or demand for payment, whether oral or written, has been made at such time), (c) termination or expiration of all commitments to extend credit that would be Term Loan Obligations, and (d) no Person has any further right to obtain any loans or other extensions of credit under the documents relating to such Term Loan Obligations.

“Disposition” means any sale, lease, exchange, transfer or other disposition, and “Dispose” and “Disposed of” shall have correlative meanings.

“Distribution” means, with respect to any indebtedness or obligation, (a) any payment or distribution by any Person of cash, securities or other property, by setoff or otherwise, on account of such indebtedness or obligation or (b) any redemption, purchase or other acquisition of such indebtedness or obligation by any Person.

“Documents” means the ABL Documents and the Term Loan Documents, or any of them.

“Enforcement Action” means (a) to take any action to foreclose, execute, levy, or collect on, take possession or control (by set off or otherwise) of, sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise dispose of (whether publicly or privately), any Collateral, or otherwise exercise or enforce remedial rights with respect to any Collateral under the ABL Documents or the Term Loan Documents (including by way of set-off, recoupment, notification of a public or private sale or other disposition pursuant to the UCC or other applicable law, notification to account debtors, notification to depositary banks under deposit account control agreements, securities intermediaries under securities accounts or commodities intermediaries under commodities accounts, or exercise of rights under landlord consents, bailee waivers or similar agreements, if applicable, but excluding the execution and delivery of documentation solely to obtain control (as defined in Section 3.3(a)) over deposit accounts or securities accounts to the extent permitted by Section 3.3), (b) to, or to enter into (or, if each of the ABL Agent consents thereto as to ABL Priority Collateral and the Term Lender consents thereto as to Term Loan Priority Collateral after the occurrence and during the continuation of an Event of Default, any Obligor enters into) any agreement in order to, have a third party to, solicit bids to effect the liquidation or disposition of Collateral or to engage or retain sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third Persons for the purposes of marketing, promoting, or selling any Collateral, (c) to receive a transfer of any Collateral (other than a payment in respect of Obligations initiated by a Borrower while no Event of Default is continuing) in satisfaction of Indebtedness or any other Obligation secured thereby or make a “credit bid” for the purpose of doing so (whether or not in an Insolvency Proceeding), (d) to notify account debtors to make payments to such Secured Creditor or its agents, (e) to otherwise enforce a security interest or exercise another right or remedy, as a secured creditor or an unsecured creditor, pertaining to the Collateral at law, in equity, or pursuant to the ABL Documents or Term Loan Documents (including exercising voting rights in respect of equity or debt interests comprising any of the Collateral), (f) to effect the Disposition of any Collateral by any Obligor after the occurrence and during the continuation of an Event of Default, (g) to take any other remedial actions as a Secured Creditor against any Collateral, (h) to commence any legal proceedings or actions against or with respect to any Obligor or any of such Obligor’s assets for the purpose of effecting or facilitating any of the actions described in clauses (a) through (g) above, or (i) to commence any Insolvency Proceeding against any Obligor; provided, however, the imposition of any default rate of interest in accordance with the ABL Documents and/or the Term Loan Documents, as applicable, shall not, in and of itself, constitute an “Enforcement Action”.

“Event of Default” means each “Event of Default” or similar term, as such term is defined in any ABL Document or any Term Loan Document.

“Excess ABL Obligations” means any excess above the sum of (a) the Maximum ABL Amount, and (b) any principal loaned or advanced pursuant to DIP Financing by the ABL Creditors in excess of the Maximum ABL Amount, but subject to the additional principal amount provided for under to Section 6.2(C), as applicable, plus any interest, fees or other amounts payable under the ABL Credit Agreement or other ABL Loan Documents solely with respect to such excess.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Indemnified ABL Person” has the meaning set forth in Section 5.1.

“Insolvency Proceeding” means, as to any Obligor, any of the following: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.

“Junior Adequate Protection Liens” has the meaning set forth in Section 6.3(b).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or otherwise), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a capital lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Maximum ABL Amount” means the sum of (a) $22,500,000 less permanent reductions of commitments under the revolving credit facility after the date hereof under the ABL Credit Agreement (excluding any permanent reductions in such commitments resulting from the commencement of any Insolvency Proceeding or resulting from the exercise by any or all of the ABL Creditors of their right to reduce or terminate such commitments following the occurrence and during the continuance of any ABL Default), so long as the principal amount of any revolving credit advances in excess of the revolving credit commitments as so reduced, and accrued, unpaid interest thereon, have been paid in full, excluding reductions resulting from a Refinancing or a “roll-up” of such Obligations in connection with a DIP Financing, plus (b) unpaid amounts in respect of interest, indemnities, fees (including, without limitation, prepayment and deferred origination fees), costs and premium (if any) in respect of any of the foregoing (including any such amounts that have been paid in-kind or capitalized).

“New ABL Agent” has the meaning set forth in Section 4.4(a).

“New ABL Documents” has the meaning set forth in Section 4.4(a).

“New ABL Obligations” has the meaning set forth in Section 4.4(a).

“New Term Lender” has the meaning set forth in Section 4.4(b).

“New Term Loan Documents” has the meaning set forth in Section 4.4(b).

“New Term Loan Obligations” has the meaning set forth in Section 4.4(b).

“Obligations” means with respect to any Obligor, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Obligor to any Secured Creditor arising out of, under, or in connection with, any agreement, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money (including all interest, fees, and charges whether or not accruing after the filing of any Insolvency Proceeding with respect to any Obligations, whether or not a claim for such post-filing or post-petition interest, fees, and charges is allowed or allowable in any such proceeding), including all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Obligor under any agreement.

“Obligor” means each Borrower, each Credit Party and each other Person that is a subsidiary of Holdings liable on or in respect of the ABL Obligations or Term Loan Obligations or that has granted or purported to grant a Lien on any assets as Collateral or to secure, directly or indirectly, the ABL Obligations or Term Loan Obligations, together with such Person’s successors and assigns, including a receiver, trustee or debtor-in-possession on behalf of such Person.

“Party” means a party to this Agreement (other than the Obligors).

“Permitted ABL Disposition” shall mean a Disposition (excluding any collection of any ABL Priority Collateral consisting of an obligation) of any Collateral in connection with an Enforcement Action by any ABL Creditors and, with respect to a Term Loan Priority Collateral, after the expiration of the applicable Standstill Period, and in all cases, subject to the terms of Section 3.1 of this Agreement, which Disposition is commercially reasonable in all respects and undertaken on an arm’s length basis with parties that are not Affiliates of any of the ABL Creditors; provided, however, that the ABL Creditors may effect such Disposition through a “credit bid” so long as upon the closing of the Disposition, the Term Loan receive cash in an amount sufficient to effect a Discharge of Term Loan Obligations.

“Permitted Term Loan Disposition” shall mean a Disposition (excluding any collection of any Term Loan Priority Collateral consisting of an obligation) of any Collateral in connection with an Enforcement Action by any Term Loan Creditors and, with respect to ABL Priority Collateral, after the expiration of the applicable Standstill Period and, in all cases, subject to the terms of Section 3.1 of this Agreement, which Disposition is commercially reasonable in all respects and undertaken on an arm’s length basis with parties that are not Affiliates of any of the Term Loan Creditors; provided, however, that the Term Loan Creditors may effect such Disposition through a “credit bid” so long as upon the closing of the Disposition, the ABL Creditors receive cash in an amount sufficient to effect a Discharge of ABL Obligations.

“Person” means an individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture, other entity or Governmental Authority.

“Pledged Collateral” has the meaning set forth in Section 3.3(a).

“Proceeds” means (a) all “proceeds,” as defined in Article 9 of the UCC, of the Collateral, and (b) whatever is recovered when any Collateral is sold, exchanged, collected or Disposed of, whether voluntarily or involuntarily, including any additional or replacement Collateral provided during any Insolvency Proceeding and any payment or property received in an Insolvency Proceeding on account of, or from, Collateral, an interest in Collateral or the value of any Collateral.

“Purchase Date” has the meaning set forth in Section 5.2(a).

“Purchasers” has the meaning set forth in Section 5.1.

“Purchase Event” has the meaning set forth in Section 5.1.

“Purchase Notice” has the meaning set forth in Section 5.2(a).

“Purchase Obligations” has the meaning set forth in Section 5.1.

“Purchase Price” has the meaning set forth in Section 5.3.

“Recovery” has the meaning set forth in Section 6.8.

“Refinance” means, in respect of any ABL Obligations or Term Loan Obligations or the commitments related thereto, to refinance, replace, refund, or repay, or to issue other Obligations or commitments in exchange or replacement for such Obligations or commitments relating thereto (whether or not fully utilized) in whole or in part, whether with the same or different lenders, agents, or arrangers. “Refinanced” and “Refinancing” have correlative meanings.

“Release Documents” means termination statements, releases, and other documents reasonably necessary or advisable to release, release of record, or evidence the release of a Lien or of a guaranty obligation in connection with the disposition of Stock of an Obligor.

“Secured Creditors” means the ABL Creditors and the Term Loan Creditors, or any of them.

“Senior Adequate Protection Liens” has the meaning set forth in Section 6.2.

“Standstill Period” means, as applicable, (a) in respect of the ABL Priority Collateral, the period commencing on the date of a Term Loan Default and ending upon the date which is the earlier of (i) 180 days after the ABL Agent has received a Term Loan Default Notice with respect to such Term Loan Default and (ii) the date on which the Discharge of ABL Obligations shall have occurred; provided that in the event that as of any day during such 180 days, no Term Loan Default is continuing, then the Standstill Period shall be deemed not to have commenced or (b) in respect of the Term Loan Priority Collateral, the period commencing on the date of an ABL Default and ending upon the date which is the earlier of (i) 180 days after the Term Lender has received an ABL Default Notice with respect to such ABL Default and (ii) the date on which the Discharge of Term Loan Obligations shall have occurred; provided that in the event that as of any day during such 180 days, no ABL Default is continuing, then the Standstill Period shall be deemed not to have commenced.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Term Lender” has the meaning set forth in the preamble to this Agreement.

“Term Loan Collateral Documents” has the meaning set forth in Section 3.2(a) hereof.

“Term Loan Credit Agreement” has the meaning set forth in the recitals to this Agreement.

“Term Loan Creditors” means the Term Lender and the other Persons from time to time holding Term Loan Obligations.

“Term Loan Default” means any “Event of Default” or similar term, as such term is defined under the Term Loan Documents.

“Term Loan Default Notice” means, with respect to any Term Loan Default, a written notice from the Term Lender to the ABL Agent stating that such notice is a “Term Loan Default Notice,” indicating that a Term Loan Default has occurred, and describing such Term Loan Default in reasonable detail.

“Term Loan Documents” means the Term Loan Credit Agreement, all Financing Documents (as such term is defined in the Term Loan Credit Agreement) and all other agreements, instruments and other documents at any time executed or delivered by any Obligor or any other Person with, to or in favor of the Term Lender or any Term Loan Creditor in connection therewith or related thereto, including such documents evidencing successive Refinancings of the Term Loan Obligations, in each case, as the same may be amended, amended and restated, supplemented, modified, replaced, substituted, renewed or Refinanced from time to time in accordance with the provisions of this Agreement.

“Term Loans” means the loans or advances outstanding under the Term Loan Documents.

“Term Loan Obligations” means all Obligations of the Obligors under (a) the Term Loan Credit Agreement and the other Term Loan Documents, (b) the guaranties under the Term Loan Documents, and (c) each other agreement or instrument granting or providing for the perfection of a Lien securing any of the foregoing. Notwithstanding any other provision hereof, the term “Term Loan Obligations” will include accrued interest, fees, costs, and other charges incurred under the Term Loan Credit Agreement and the other Term Loan Documents, whether incurred before or after the commencement of an Insolvency Proceeding, and whether or not allowed or allowable in an Insolvency Proceeding. To the extent that any payment with respect to the Term Loan Obligations (whether by or on behalf of any Obligor, as proceeds of security, enforcement of any right of set-off or recoupment, or otherwise) is declared to be fraudulent or preferential in any respect, set aside, avoided, or required to be paid to a debtor in possession, trustee, receiver, or similar Person, then the obligation or part thereof originally intended to be satisfied will be deemed to be reinstated and outstanding as if such payment had not occurred.

“Term Loan Priority Collateral” means the Collateral other than the ABL Priority Collateral.

“Term Loan Proceeds Account” means a deposit account or securities account established by and in the name of one or more Term Loan Borrowers and subject to the first priority Lien in favor of the Term Loan Creditors into which the loans or advances made under the Term Loan are deposited.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of Maryland.

1.2Certain Matters of Construction. Unless otherwise stated or the context clearly requires otherwise: (a) references to the ABL Agent or the Term Lender will refer to the ABL Agent or the Term Lender acting on behalf of itself and on behalf of all of the other ABL Creditors or Term Loan Creditors, respectively; (b) definitions of terms apply equally to the singular and plural forms; pronouns will include the corresponding masculine, feminine, and neuter forms; (c) “will” and “shall” have the same meaning; (d) in computing periods from a specified date to a later specified date, (i) the words “from” and “commencing on” (and the like) mean “from and including,” (ii) the words “to,” “until” and “ending on” (and the like) mean “to but excluding” and (iii) the word “through” means “to and including”; (e) except as otherwise provided in this Agreement, any action permitted under this Agreement may be taken at any time and from time to time; (f) all indications of time of day mean New York City time; (g) “including” means “including, but not limited to”; (h) “A or B” means “A or B or both”; (i) references to a statute refer to the statute and all regulations promulgated under or implementing the statute as in effect at the relevant time, references to a specific provision of a statute or regulation include successor provisions; (j) references to a section of the Bankruptcy Code also refer to any similar provision of other Bankruptcy Law; (k) references to an agreement (including this Agreement) refer to the agreement as the same may be amended, supplemented or modified at the relevant time; (l) references to a Governmental Authority include any successor Governmental Authority; (m) section references refer to sections of this Agreement, references to numbered sections refer to all included sections (for example, a reference to Section 6 also refers to Sections 6.1, 6.1(a), etc.), and references to a section or article in an agreement, statute, or regulation include successor and renumbered sections and articles of that or any successor agreement, statute, or regulation; (n) references to a Person include the Person’s permitted successors and assigns; (o) “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement in its entirety and not to any particular provision; and (p) “asset” and “property” have the same meaning and refer to both real and personal, tangible and intangible assets and property, including cash, securities, accounts, and general intangibles, wherever located.

Section 2.	Security Interests; Priorities.

2.1Priorities. Each Secured Creditor hereby acknowledges that other Secured Creditors have been granted Liens upon the Collateral to secure their respective Obligations.

(a) ABL Priority Collateral. Notwithstanding the date, time, method, manner, or order of grant, attachment, or perfection of any Liens securing the Term Loan Obligations granted with respect to the ABL Priority Collateral or of any Liens securing the ABL Obligations granted with respect to the ABL Priority Collateral and notwithstanding any contrary provision of the UCC, the Bankruptcy Code, or any other applicable law or the Term Loan Documents or the ABL Documents (other than this Agreement) or any defect or deficiencies or alleged defect or deficiencies in, the Liens securing the ABL Obligations or the Term Loan Obligations or whether ABL Agent or Term Lender, directly or through agents, holds possession of, or has control over, all or any part of the Collateral, or any other circumstance whatsoever, Term Lender hereby agrees that:

(i)other than as expressly set forth herein with respect to Excess ABL Obligations, any Lien with respect to the ABL Priority Collateral securing any ABL Obligations now or hereafter held by or on behalf of, or created for the benefit of, ABL Agent or any other ABL Creditor or any agent or trustee therefore shall be senior in all respects and prior to any Lien with respect to the ABL Priority Collateral securing any Term Loan Obligations; and

(ii)any Lien with respect to the ABL Priority Collateral securing any Term Loan Obligations now or hereafter held by or on behalf of, or created for the benefit of, Term Lender, any Term Loan Creditor or any agent or trustee therefor shall be junior and subordinate in all respects to all Liens with respect to the ABL Priority Collateral securing any ABL Obligations (other than the Excess ABL Obligations); and

(iii)notwithstanding any provision herein to the contrary and subject to and without waiver of all other rights, claims and defenses of the Term Loan Creditors hereunder, Excess ABL Obligations shall be junior and subordinate to all Term Loan Obligations and upon the occurrence and continuance of a Term Loan Default shall not be paid until the Discharge of Term Loan Obligations.

(b) Term Loan Priority Collateral. Notwithstanding the date, time, method, manner, or order of grant, attachment, or perfection of any Liens securing the ABL Obligations granted with respect to the Term Loan Priority Collateral or of any Liens securing the Term Loan Obligations granted with respect to the Term Loan Priority Collateral and notwithstanding any contrary provision of the UCC, the Bankruptcy Code, or any other applicable law or the ABL Documents or the Term Loan Documents (other than this Agreement) or any defect or deficiencies or alleged defect or deficiencies in, the Liens securing the Term Loan Obligations or the ABL Obligations or whether Term Lender or ABL Agent, directly or through agents, holds possession of, or has control over, all or any part of the Collateral, or any other circumstance whatsoever, ABL Agent hereby agrees that:

(i)any Lien with respect to the Term Loan Priority Collateral securing any Term Loan Obligations now or hereafter held by or on behalf of, or created for the benefit of, Term Lender or any other Term Loan Creditor or any agent or trustee therefore shall be senior in all respects and prior to any Lien with respect to the Term Loan Priority Collateral securing any ABL Obligations; and

(ii)any Lien with respect to the Term Loan Priority Collateral securing any ABL Obligations now or hereafter held by or on behalf of, or created for the benefit of, ABL Agent, any ABL Creditor or any agent or trustee therefor shall be junior and subordinate in all respects to all Liens with respect to the Term Loan Priority Collateral securing any Term Loan Obligations.

(c) The foregoing provisions of this Section 2.1 and any other provision to the contrary contained in this Agreement notwithstanding, the subordination of Liens provided for in this Agreement shall continue to be effective with respect to any and all parts of (i) the ABL Priority Collateral from and after the date hereof whether such Liens are declared, or ruled to be, invalid, unenforceable, void or not allowed by a court of competent jurisdiction in a final, non-appealable order as a result of any action taken by ABL Agent, or any failure by ABL Agent to take any action, with respect to any financing statement (including any amendment to or continuation thereof), mortgage or other perfection document, and (ii) the Term Loan Priority Collateral from and after the date hereof whether such Liens are declared, or ruled to be, invalid, unenforceable, void or not allowed by a court of competent jurisdiction in a final, non-appealable order as a result of any action taken by Term Lender, or any failure by Term Lender to take any action, with respect to any financing statement (including any amendment to or continuation thereof), mortgage or other perfection document.

2.2No Alteration of Priority, License.

(a) Except as otherwise expressly provided herein, the priority of the Liens securing the Obligations to the ABL Creditors and Term Loan Creditors, and the rights and obligations of the Parties under this Agreement, will remain in full force and effect irrespective of (i) how a Lien was acquired (whether by grant, possession, statute, operation of law, subrogation, judgment or otherwise), (ii) the time, manner, or order of the grant, attachment, filing, recordation, or perfection of a Lien, (iii) any conflicting provision of the UCC or other applicable law, (iv) any defect or deficiencies in, or non-perfection (including any failure to perfect or lapse in perfection), setting aside, recharacterization, or avoidance of, any Lien or an ABL Document or a Term Loan Document, (v) the modification, subordination or recharacterization of an ABL Obligation or a Term Loan Obligation, (vi) the modification of an ABL Document or the modification of a Term Loan Document, (vii) the voluntary or involuntary subordination of a Lien on Collateral securing an ABL Obligation or a Term Loan Obligation to a Lien securing another obligation of an Obligor or other Person, (viii) the exchange of a security interest in any Collateral for a security interest in other Collateral, (ix) the commencement of an Insolvency Proceeding, or (x) any other circumstance whatsoever, including a circumstance that might be a defense available to, or a discharge of, an Obligor in respect of an ABL Obligation or a Term Loan Obligation or holder of such Obligation and notwithstanding any conflicting terms or conditions which may be contained in any of the Documents.

(b) For the purpose of enabling ABL Agent to exercise rights and remedies under the ABL Documents to collect and/or realize upon the ABL Priority Collateral at such time as ABL Agent shall be entitled to exercise such rights and remedies in accordance therewith and with this Agreement, to the extent it has the lawful right to do so, Term Lender hereby grants to ABL Agent (on behalf of itself and the other ABL Creditors) an irrevocable, nonexclusive, worldwide license (exercisable without payment of royalty or other compensation), to use or sublicense any Intellectual Property (to the extent constituting Term Loan Priority Collateral) now owned or hereafter acquired by it necessary to enable such collection and/or realization, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.

2.3Perfection; Contesting Liens.

(a) Except as provided in Section 3.3 as between the ABL Creditors and Term Loan Creditors, (i) the ABL Agent will be solely responsible for perfecting and maintaining the perfection of its Liens on the Collateral, and (ii) the Term Lender will be solely responsible for perfecting and maintaining the perfection of its Liens on the Collateral. This Agreement is intended solely to govern the respective Lien priorities as between the ABL Creditors and the Term Loan Creditors and does not impose on the ABL Creditors or the Term Loan Creditors any obligations in respect of the disposition of Proceeds of foreclosure on any Collateral that would conflict with a prior perfected claim in favor of another Person, an order or decree of a court or other Governmental Authority, or applicable law.

(b) Except for obligations expressly provided for herein, the ABL Agent and the ABL Creditors will have no liability to any Term Loan Creditor for (and the Term Lender hereby waives, on behalf of itself and the other Term Loan Creditors, any claim arising from) any action or inaction by an ABL Creditor with respect to any ABL Document, ABL Obligations or Collateral, including (i) the maintenance, preservation, or collection of the ABL Obligations or any Collateral, and (ii) the foreclosure upon, or the sale, liquidation, maintenance, preservation, or other disposition of, any Collateral, including any such action or inaction that results in a default or event of default under the Term Loan Documents. Except for obligations expressly provided for herein, the Term Lender and the Term Loan Creditors will have no liability to any ABL Creditor for (and the ABL Agent hereby waives, on behalf of itself and the other ABL Creditors, any claim arising from) any action or inaction by a Term Loan Creditor with respect to any Term Loan Document, Term Loan Obligations or Collateral, including (x) the maintenance, preservation, or collection of the Term Loan Obligations or any Collateral, and (y) the foreclosure upon, or the sale, liquidation, maintenance, preservation, or other disposition of, any Collateral permitted hereunder, including any such action or inaction that results in a default or event of default under the ABL Documents.

(c) The ABL Agent will not have by reason of this Agreement or any other document a fiduciary relationship with any ABL Creditor or any Term Loan Creditor. The Term Lender will not have by reason of this Agreement or any other document a fiduciary relationship with any ABL Creditor. The parties recognize that the interests of the ABL Agent and the Term Lender may differ, and, except for obligations expressly provided for herein, the ABL Agent may act in its own interest or in the interest of the ABL Creditors without taking into account the interests of any Term Loan Creditor and the Term Lender may act in its own interest or in the interest of the Term Loan Creditors without taking into account the interests of any ABL Creditor.

(d) The ABL Agent will not (and hereby waives any right to) contest, encourage or support any Person in contesting, directly or indirectly, in any proceeding (including an Insolvency Proceeding) the validity, enforceability, perfection, characterization or priority of any Lien securing or purportedly securing a Term Loan Obligation provided, however that nothing in this Agreement shall be construed to prevent or impair the rights of ABL Agent or any Creditor to enforce the terms of this Agreement, including the provisions of this Agreement relating to the priority of the Liens securing the ABL Obligations as provided in Sections 2.1 and 3. The Term Lender will not (and hereby waives any right to) contest, encourage or support any Person in contesting, directly or indirectly, in any proceeding (including an Insolvency Proceeding) the validity, enforceability, perfection, characterization or priority of any Lien securing or purportedly securing an ABL Obligation provided, however that nothing in this Agreement shall be construed to prevent or impair the rights of Term Lender or any Term Loan Creditor to enforce the terms of this Agreement, including the provisions of this Agreement relating to the priority of the Liens securing the Term Loan Obligations as provided in Sections 2.1 and 3.

2.4Payment Over; Application of Proceeds of Collateral.

(a) Until the Discharge of ABL Obligations other than Excess ABL Obligations, whether or not an Insolvency Proceeding has commenced, any ABL Priority Collateral, Distributions in respect thereof or Proceeds thereof received by any Term Loan Creditor, including any such ABL Priority Collateral constituting Proceeds, or any payment or Distribution, that may be received by any Term Loan Creditor (i) in connection with the exercise of any right or remedy (including any right of set-off or recoupment) with respect to the ABL Priority Collateral, (ii) in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation) in respect of the ABL Priority Collateral, (iii) from the collection or other Disposition of, or realization on, the ABL Priority Collateral in any Enforcement Action or (except as provided in Section 6.10) pursuant to any Insolvency Proceeding or (iv) in violation of this Agreement, shall be segregated and held in trust and promptly paid over to the ABL Agent, for the benefit of the ABL Creditors, in the same form as received, with any necessary endorsements to be applied to the ABL Obligations in accordance with the ABL Credit Agreement. The ABL Agent is authorized to make such endorsements as agent for the Term Loan Creditor. This authorization is coupled with an interest and is irrevocable until the Discharge of ABL Obligations. All ABL Priority Collateral and all Proceeds thereof received after the Discharge of ABL Obligations other than Excess ABL Obligations shall be forthwith paid over, in the kind or funds and currency received, to the Term Loan Creditors for application to the Term Loan Obligations (unless otherwise required by law or court order) and, after the Discharge of Term Loan Obligations, to the ABL Creditors in respect of any Excess ABL Obligations and next to whomever may be lawfully entitled thereto.

(b) Until the Discharge of Term Loan Obligations, whether or not an Insolvency Proceeding has commenced, any Term Loan Priority Collateral, Distributions in respect thereof or Proceeds thereof received by any ABL Creditor, including any such Term Loan Priority Collateral constituting Proceeds, or any payment or Distribution, that may be received by any ABL Creditor (i) in connection with the exercise of any right or remedy (including any right of set-off or recoupment) with respect to the Term Loan Priority Collateral, (ii) in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation) in respect of the Term Loan Priority Collateral, (iii) from the collection or other Disposition of, or realization on, the Term Loan Priority Collateral in any Enforcement Action or (except as provided in Section 6.10) pursuant to any Insolvency Proceeding or (iv) in violation of this Agreement, shall be segregated and held in trust and promptly paid over to the Term Lender, for the benefit of the Term Loan Creditors, in the same form as received, with any necessary endorsements to be applied to the Term Loan Obligations in accordance with the Term Loan Credit Agreement. The Term Lender is authorized to make such endorsements as agent for the ABL Creditor. This authorization is coupled with an interest and is irrevocable until the Discharge of Term Loan Obligations. All Term Loan Priority Collateral and all Proceeds thereof received after the Discharge of Term Loan Obligations shall be forthwith paid over, in the kind or funds and currency received, to the ABL Creditors for application to the ABL Obligations (unless otherwise required by law or court order) and next to whomever may be lawfully entitled thereto.

2.5Release of Collateral upon Enforcement Action or Permitted Sale or Disposition.

(a) If the ABL Agent releases its Lien on all or any portion of the ABL Priority Collateral in connection with: (i) an Enforcement Action, (ii) a sale in the ordinary course pursuant to Section 363 of the Bankruptcy Code, the entry of an order of the Bankruptcy Court pursuant to Section 363 of the Bankruptcy Code, or in connection with the confirmation of a plan of reorganization in any Insolvency Proceeding, or (iii) a Disposition of any ABL Priority Collateral other than pursuant to an Enforcement Action (whether or not there is an Event of Default under the ABL Documents), then, except as otherwise provided below, any Lien of the Term Lender on such ABL Priority Collateral will be automatically and simultaneously released to the same extent, and the Term Lender will be deemed to have consented under the Term Loan Documents to such transaction free and clear of the Term Lender’s security interest (it being understood that the Term Lender shall still, subject to the terms of this Agreement, have a security interest with respect to the Proceeds of such ABL Priority Collateral except to the extent applied to ABL Obligations in accordance with priorities in this Agreement) and to have waived the provisions of the Term Loan Documents to the extent necessary to permit such transaction and will promptly execute and deliver to the ABL Agent such Release Documents as the ABL Agent requests to effectively release or confirm the release of such Lien of the Term Lender and take such further actions as the ABL Agent shall reasonably require in order to release or terminate such Term Lender’s Liens on such ABL Priority Collateral (or release any Obligor that is an issuer of the equity that is the subject of such transaction and each subsidiary thereof); provided that such release will not occur without the consent of the Term Lender for (x) an Enforcement Action, as to any ABL Priority Collateral the net cash Proceeds of the Disposition of which will not be applied to permanently repay (or otherwise reduce in the case of a “credit bid”) the ABL Obligations or any DIP Financing, or (y) a Disposition (other than a Disposition described in (i) or (ii) above), if the Disposition is prohibited by a provision of the Term Loan Credit Agreement other than solely as the result of the existence of a default or event of default under the Term Loan Documents.

(b) If the Term Lender releases its Lien on all or any portion of the Term Loan Priority Collateral in connection with: (i) an Enforcement Action, (ii) a sale in the ordinary course pursuant to Section 363 of the Bankruptcy Code, the entry of an order of the Bankruptcy Court pursuant to Section 363 of the Bankruptcy Code, or in connection with the confirmation of a plan of reorganization in any Insolvency Proceeding, or (iii) a Disposition of any Term Loan Priority Collateral other than pursuant to an Enforcement Action (whether or not there is an Event of Default under the Term Loan Documents), then, except as otherwise provided below, any Lien of the ABL Agent on such Term Loan Priority Collateral will be automatically and simultaneously released to the same extent, and the ABL Agent will be deemed to have consented under the ABL Loan Documents to such transaction free and clear of the ABL Agent’s security interest (it being understood that the ABL Agent shall still, subject to the terms of this Agreement, have a security interest with respect to the Proceeds of such Term Loan Priority Collateral except to the extent applied to Term Loan Obligations in accordance with priorities in this Agreement) and to have waived the provisions of the ABL Loan Documents to the extent necessary to permit such transaction and will promptly execute and deliver to the Term Lender such Release Documents as the Term Lender requests to effectively release or confirm the release of such Lien of the ABL Agent and take such further actions as the Term Lender shall reasonably require in order to release or terminate such ABL Agent’s Liens on such Term Loan Priority Collateral (or release any Obligor that is an issuer of the equity that is the subject of such transaction and each subsidiary thereof); provided that such release will not occur without the consent of the ABL Agent for (x) an Enforcement Action, as to any Term Loan Priority Collateral the net cash Proceeds of the Disposition of which will not be applied to permanently repay (or otherwise reduce in the case of a “credit bid”) the Term Loan Obligations, or (y) a Disposition (other than a Disposition described in (i) or (ii) above), if the Disposition is prohibited by a provision of the ABL Credit Agreement other than solely as the result of the existence of a default or event of default under the ABL Loan Documents.

2.6Power of Attorney.

(a) The Term Lender hereby appoints the ABL Agent and any officer or agent of the ABL Agent, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the place and stead of the Term Lender and the other Term Loan Creditors or in the ABL Agent’s own name, in the ABL Agent’s discretion to take any action and to execute any and all documents and instruments that may be reasonable and appropriate for the purpose of carrying out the terms of Section 2.5, including any endorsements or other instruments of transfer or release. This appointment is coupled with an interest and is irrevocable until the Discharge of ABL Obligations or such time as this Agreement is terminated in accordance with its terms. No Person to whom this power of attorney is presented, as authority for the ABL Agent (or any officer or agent of the ABL Agent) to take any action or actions contemplated hereby, shall be required to inquire into or seek confirmation from any Term Loan Creditor as to the authority of the ABL Agent (or any such officer or agent) to take any action described herein, or as to the existence of or fulfillment of any condition to this power of attorney, which is intended to grant to the ABL Agent (or any officer or agent of the ABL Agent) the authority to take and perform the actions contemplated herein. The Term Lender irrevocably waives any right to commence any suit or action, in law or equity, against any Person which acts in reliance upon or acknowledges the authority granted under this power of attorney. The Term Lender hereby ratifies all that said attorneys shall do or cause to be done in accordance with the power of attorney granted in this Section 2.6.

(b) The ABL Agent hereby appoints the Term Lender and any officer or agent of the Term Lender, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the place and stead of the ABL Agent and the other ABL Creditors or in the Term Lender’s own name, in the Term Lender’s discretion to take any action and to execute any and all documents and instruments that may be reasonable and appropriate for the purpose of carrying out the terms of Section 2.5, including any endorsements or other instruments of transfer or release. This appointment is coupled with an interest and is irrevocable until the Discharge of Term Loan Obligations or such time as this Agreement is terminated in accordance with its terms. No Person to whom this power of attorney is presented, as authority for the Term Lender (or any officer or agent of the Term Lender) to take any action or actions contemplated hereby, shall be required to inquire into or seek confirmation from any ABL Creditor as to the authority of the Term Lender (or any such officer or agent) to take any action described herein, or as to the existence of or fulfillment of any condition to this power of attorney, which is intended to grant to the Term Lender (or any officer or agent of the Term Lender) the authority to take and perform the actions contemplated herein. The ABL Agent irrevocably waives any right to commence any suit or action, in law or equity, against any Person which acts in reliance upon or acknowledges the authority granted under this power of attorney. The ABL Agent hereby ratifies all that said attorneys shall do or cause to be done in accordance with the power of attorney granted in this Section 2.6.

2.7Waiver. Each of the Secured Creditors, (a) waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations under the Documents and notice of or proof of reliance by the Secured

Creditors upon this Agreement and protest, demand for payment or notice except to the extent otherwise specified herein and (b) acknowledges and agrees that the other Secured Creditors have relied upon the Lien priority and other provisions hereof in entering into the Documents and in making funds available to the Borrowers thereunder.

2.8Notice of Interest in Collateral. This Agreement is intended, in part, to constitute an authenticated notification of a claim by each Secured Creditor to the other Secured Creditors of an interest in the Collateral in accordance with the provisions of Sections 9-611 and 9-621 of the UCC.

2.9New Liens. Until termination of this Agreement in accordance with Section 8.1, the parties hereto agree that no additional Liens shall be granted or permitted on any asset of any Borrower or any other Obligor or subsidiary of any Borrower or any other Obligor (i) to secure any Term Loan Obligation unless a Lien on such asset shall also be granted to secure the ABL Obligations concurrently therewith, or (ii) to secure any ABL Obligations unless a Lien on such asset shall also be granted to secure the Term Loan Obligations concurrently therewith, which, in each case, shall be subject to the priorities set forth in this Agreement. To the extent that the foregoing provisions of this Section are not complied with for any reason, without limiting any other rights and remedies available to the ABL Agent, ABL Creditors, Term Lender or Term Loan Creditors, as applicable, ABL Agent, on behalf of the ABL Creditors, and Term Lender, on behalf of the Term Loan Creditors, each agree that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.9 shall be subject to the terms of this Agreement, including the turnover provisions of Section 2.4.

2.10Identity of Liens and Obligors. The Parties intend that the Obligors under ABL Documents and the Collateral securing the ABL Obligations and the Obligors under the Term Loan Documents and the Collateral securing the Term Loan Obligations be identical, but subject to the respective priorities set forth herein. Accordingly, subject to the other provisions of this Agreement, the Parties will use commercially reasonable efforts to cooperate:

(a) to determine, upon the reasonable written request of the ABL Agent or the Term Lender, the identity of the Obligors and the specific assets included in the Collateral securing their respective Obligations and to undertake the necessary actions to create and perfect the Liens thereon;

(b) to provide that any Lien obtained by any Secured Creditor in respect of any judgment obtained in respect of any Obligations shall be subject in all respects to the terms of this Agreement.

(c) upon request by ABL Agent or Term Lender, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the ABL Priority Collateral and the Term Loan Priority Collateral and the steps taken or to be taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the ABL Documents and the Term Loan Documents; and

(d) the ABL Collateral Documents and Term Loan Collateral Documents shall have, in all material respects, the same terms and conditions other than with respect to the priority set forth herein.

Section 3.	Enforcement of Security.

3.1Exercise of Remedies against Collateral and Standstill.

(a) Subject to clause (c) below, until the Discharge of ABL Obligations (other than the Excess ABL Obligations), the ABL Creditors will have the exclusive right to (1) commence and maintain Enforcement Actions (including the rights to set-off or “credit bid” their debt) against the ABL Priority Collateral, (2) subject to Section 2.5, make determinations regarding the release or disposition of, or restrictions with respect to, the ABL Priority Collateral, and (3) otherwise enforce the rights and remedies of a secured creditor under the UCC and other applicable law and the Bankruptcy Laws of any applicable jurisdiction in respect of the ABL Priority Collateral in such order and in such manner as the ABL Creditors may determine in their sole discretion without consulting with or obtaining the consent of any Term Loan Creditor and regardless of whether any such exercise is adverse to the interests of any Term Loan Creditor, except as otherwise required pursuant to the UCC and applicable law, subject to the relative priorities described in Section 2.1. In conducting any public or private sale under the UCC, 10 days’ notice shall be deemed to be commercially reasonable notice. The ABL Agent and the other ABL Creditors may take Enforcement Actions against ABL Loan Priority Collateral pursuant to the provisions of the ABL Documents all in such manner as they may determine in the exercise of their sole discretion. Such Enforcement Actions may include the rights of an agent appointed by them to sell or otherwise dispose of ABL Priority Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under the Bankruptcy Laws of any applicable jurisdiction. Except as provided in this Section 3.1 and Section 3.2 below, notwithstanding any rights or remedies available to a Term Loan Creditor under any of the Term Loan Documents, applicable law or otherwise, a Term Loan Creditor shall not take any Enforcement Action in respect of ABL Priority Collateral. Until the Discharge of ABL Obligations, but subject to Section 2.1, each Term Loan Creditor agrees it (1) shall not take any action that would hinder any exercise of remedies or the taking of any Enforcement Action against the ABL Priority Collateral permitted under the ABL Documents, and (2) waives any right it may have as a junior lien creditor or otherwise to object to the manner in which the ABL Agent or the ABL Creditors may seek to take any Enforcement Action in respect of the ABL Priority Collateral (including any right to object to an ABL Creditor accepting any ABL Priority Collateral in full or partial satisfaction of ABL Obligations under Section 9-620 of the UCC), regardless of whether any action or omission by or on behalf of the ABL Agent and the ABL Creditors is adverse to the interest of the Term Loan Creditors.

(b) Subject to clause (d) below, until the Discharge of Term Loan Obligations, the Term Loan Creditors will have the exclusive right to (1) commence and maintain Enforcement Actions (including the rights to set-off or “credit bid” their debt) against the Term Loan Priority Collateral, (2) subject to Section 2.5, make determinations regarding the release or disposition of, or restrictions with respect to, the Term Loan Priority Collateral, and (3) otherwise enforce the rights and remedies of a secured creditor under the UCC and other applicable law and the Bankruptcy Laws of any applicable jurisdiction in respect of the Term Loan Priority Collateral in such order and in such manner as the Term Loan Creditors may determine in their sole discretion without consulting with or obtaining the consent of any ABL Creditor and regardless of whether any such exercise is adverse to the interests of any ABL Creditor, except as otherwise required pursuant to the UCC and applicable law, subject to the relative priorities described in Section 2.1. In conducting any public or private sale under the UCC, 10 days’ notice shall be deemed to be commercially reasonable notice. The Term Lender and the other Term Loan Creditors may take Enforcement Actions against Term Loan Priority Collateral pursuant to the provisions of the Term Loan Documents all in such manner as they may determine in the exercise of their sole discretion. Such Enforcement Actions may include the rights of an agent appointed by them to sell or otherwise dispose of Term Loan Priority Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under the Bankruptcy Laws of any applicable jurisdiction. Except as provided in this Section 3.1 and Section 3.2 below, notwithstanding any rights or remedies available to an ABL Creditor under any of the ABL Documents, applicable law or otherwise, an ABL Creditor shall not take any Enforcement Action in respect of Term Loan Priority Collateral. Until the Discharge of Term Loan Obligations, but subject to Section 2.1, each ABL Creditor agrees it (1) shall not take any action that would hinder any exercise of remedies or the taking of any Enforcement Action against the Term Loan Priority Collateral permitted under the Term Loan Documents, and (2) waives any right it may have as a junior lien creditor or otherwise to object to the manner in which the Term Lender or the Term Loan Creditors may seek to take any Enforcement Action in respect of the Term Loan Priority Collateral (including any right to object to a Term Loan Creditor accepting any Term Loan Priority Collateral in full or partial satisfaction of Term Loan Obligations under Section 9-620 of the UCC), regardless of whether any action or omission by or on behalf of the Term Lender and the Term Loan Creditors is adverse to the interest of the ABL Creditors.

(c) Notwithstanding the preceding Section 3.1(a), Term Loan Creditors may commence and may continue an Enforcement Action with respect to ABL Priority Collateral following the occurrence and during the continuance of a Term Loan Default only if: (1) the Standstill Period with respect thereto shall have elapsed; (2) the ABL Agent is not then pursuing with commercially reasonable diligence an Enforcement Action with respect to all or a material portion of the ABL Priority Collateral or attempting with commercially reasonable diligence to vacate any stay or prohibition against such exercise; (3) any acceleration of the Term Loan Obligations has not been rescinded; (4) the Term Lender has provided the ABL Agent at least 10 Business Days prior written notice of its intention to take such Enforcement Action, which notice (A) may be given during, but not prior to, the pendency of any Standstill Period applicable thereto, and (B) if such Enforcement Action will include any Disposition, such Disposition shall be a Permitted Term Loan Disposition and such notice shall specify the principal proposed terms of the sale, identity of the expected purchasers (if known) and the type and amount of consideration expected to be received; (5) the ABL

Agent is not then engaged in either of (A) the notification of account debtors to make payments to the ABL Agent or its agents, or (B) exercising dominion over any cash or security accounts of any Obligor; and (6) the applicable Obligor is not then a debtor in an Insolvency Proceeding.

(d) Notwithstanding the preceding Section 3.1(b), ABL Creditors may commence and may continue an Enforcement Action with respect to Term Loan Priority Collateral following the occurrence and during the continuance of a ABL Default only if: (1) the Standstill Period with respect thereto shall have elapsed; (2) the Term Lender is not then pursuing with commercially reasonable diligence an Enforcement Action with respect to all or a material portion of the Term Loan Priority Collateral or attempting with commercially reasonable diligence to vacate any stay or prohibition against such exercise; (3) any acceleration of the ABL Obligations has not been rescinded; (4) the ABL Agent has provided the Term Lender at least 10 Business Days prior written notice of its intention to take such Enforcement Action, which notice (A) may be given during, but not prior to, the pendency of any Standstill Period applicable thereto, and (B) if such Enforcement Action will include any Disposition, such Disposition shall be a Permitted ABL Disposition and such notice shall specify the principal proposed terms of the sale, identity of the expected purchasers (if known) and the type and amount of consideration expected to be received; (5) the Term Lender is not then engaged in either of (A) the notification of account debtors to make payments to the Term Lender or its agents, or (B) exercising dominion over any cash or security accounts of any Obligor; and (6) the applicable Obligor is not then a debtor in an Insolvency Proceeding.

3.2Permitted Actions.

(a) Notwithstanding Section 3.1(a), and subject to Section 2.1, a Term Loan Creditor may (a) file a proof of claim or statement of interest, vote, subject to Section 6.9, on a plan of reorganization (including a vote to accept or reject a plan of partial or complete liquidation, reorganization, arrangement, composition, or extension), and make other filings, arguments, and motions, with respect to the Term Loan Obligations and the Term Loan Priority Collateral in any Insolvency Proceeding commenced by or against any Obligor; (b) take action to create, perfect, preserve, or protect (but not enforce) its Lien on the ABL Priority Collateral, so long as such actions are not adverse to the priority status in accordance with this Agreement of Liens on the ABL Priority Collateral securing the ABL Obligations or the ABL Creditors’ rights to exercise remedies or otherwise not in accordance with this Agreement; (c) file necessary pleadings in opposition to a claim objecting to or otherwise seeking the disallowance of a Term Loan Obligation or a Lien securing the Term Loan Obligations; (d) join (but not exercise any control over) a judicial foreclosure or Lien enforcement proceeding with respect to the ABL Priority Collateral initiated by the ABL Agent, to the extent that such action could not reasonably be expected to interfere materially with the Enforcement Action, but no Term Loan Creditor may receive any Proceeds thereof unless expressly permitted herein; (e) bid for or purchase ABL Priority Collateral at any public, private, or judicial foreclosure upon such ABL Priority Collateral initiated by any ABL Creditor, or any sale of ABL Priority Collateral during an Insolvency Proceeding; provided that such bid may not include a “credit bid” in respect of any Term Loan Obligations unless the net cash Proceeds of such bid are otherwise sufficient to cause the Discharge of ABL Obligations (other than the Excess ABL Obligations) and are applied to cause such Discharge of the ABL Obligations (other than the Excess ABL Obligations), in each case, at the closing of the sale based on such bid; (f) accelerate any Term Loan Obligations in accordance with the provisions of the Term Loan Documents (except for acceleration which occurs automatically and without notice under the Term Loan Documents or by operation of Bankruptcy Laws); and (g) seek adequate protection during an Insolvency Proceeding to the extent expressly permitted by Section 6, in the case of each of clauses (a) through (g), in a manner not inconsistent with the other terms of this Agreement. Except as expressly provided for herein, (1) no provision hereof shall be construed to prohibit the payment by a Borrower of interest, regularly scheduled principal payments and other amounts owed in respect of the Term Loan Obligations so long as (A) no Event of Default shall have occurred and be continuing (both before and after giving effect to the payment of such interest and/or principal as demonstrated by a Compliance Certificate (as defined in the Term Loan Documents) prepared on a pro forma basis and delivered prior to each such payment), and (B) the receipt thereof is not the direct or indirect result of any Enforcement Action by Term Loan Creditors, and (2) unless and until the Discharge of the ABL Obligations (other than the Excess ABL Obligations) shall have occurred, the sole right of the Term Loan Creditors with respect to the ABL Priority Collateral is to hold a Lien on the ABL Priority Collateral pursuant to any documents or instruments granting or purporting to grant a Lien (directly or indirectly) on real or personal property to secure a Term Loan Obligation or granting rights or remedies with respect to such Liens (the “Term Loan Collateral Documents”) for the period and to the extent granted therein and to receive the proceeds thereof, if any, after such Discharge of the ABL Obligations shall have occurred.

(b) Notwithstanding Section 3.1(c), and subject to Section 2.1, an ABL Creditor may (a) file a proof of claim or statement of interest, vote, subject to Section 6.9, on a plan of reorganization (including a vote to accept or reject a plan of partial or complete liquidation, reorganization, arrangement, composition, or extension), and make other filings, arguments, and motions, with respect to the ABL Obligations and the ABL Priority Collateral in any Insolvency Proceeding commenced by or against any Obligor; (b) take action to create, perfect, preserve, or protect (but not enforce) its Lien on the Term Loan Priority Collateral, so long as such actions are not adverse to the priority status in accordance with this Agreement of Liens on the Term Loan Priority Collateral securing the Term Loan Obligations or the Term Loan Creditors’ rights to exercise remedies or otherwise not in accordance with this Agreement; (c) file necessary pleadings in opposition to a claim objecting to or otherwise seeking the disallowance of an ABL Obligation or a Lien securing the ABL Obligations; (d) join (but not exercise any control over) a judicial foreclosure or Lien enforcement proceeding with respect to the Term Loan Priority Collateral initiated by the Term Lender, to the extent that such action could not reasonably be expected to interfere materially with the Enforcement Action, but no ABL Creditor may receive any Proceeds thereof unless expressly permitted herein; (e) bid for or purchase Term Loan Priority Collateral at any public, private, or judicial foreclosure upon such Term Loan Priority Collateral initiated by any Term Loan Creditor, or any sale of Term Loan Priority Collateral during an Insolvency Proceeding; provided that such bid may not include a “credit bid” in respect of any ABL Obligations unless the net cash Proceeds of such bid are otherwise sufficient to cause the Discharge of Term Loan Obligations and are applied to cause such Discharge of the Term Loan Obligations, in each case, at the closing of the sale based on such bid; (f) accelerate any ABL Obligations in accordance with the provisions of the ABL Documents (except for acceleration which occurs automatically and without notice under the ABL Documents or by operation of Bankruptcy Laws); and (g) seek adequate protection during an Insolvency Proceeding to the extent expressly permitted by Section 6, in the case of each of clauses (a) through (g), in a manner not inconsistent with the other terms of this Agreement. Except as expressly provided for herein, (1) no provision hereof shall be construed to prohibit the payment by a Borrower of interest, regularly scheduled principal payments and other amounts owed in respect of the ABL Obligations so long as (A) no Event of Default shall have occurred and be continuing (both before and after giving effect to the payment of such interest and/or principal as demonstrated by a Compliance Certificate (as defined in the ABL Documents) prepared on a pro forma basis and delivered prior to each such payment), and (B) the receipt thereof is not the direct or indirect result of any Enforcement Action by ABL Creditors, and (2) unless and until the Discharge of the Term Loan Obligations shall have occurred, the sole right of the ABL Creditors with respect to the Term Loan Priority Collateral is to hold a Lien on the Term Loan Priority Collateral pursuant to any documents or instruments granting or purporting to grant a Lien (directly or indirectly) on real or personal property to secure an ABL Obligation or granting rights or remedies with respect to such Liens (the “ABL Collateral Documents”) for the period and to the extent granted therein and to receive the proceeds thereof, if any, after such Discharge of the Term Loan Obligations shall have occurred.

3.3Collateral In Possession.

(a) If the ABL Agent or the Term Lender has any tangible personal property or deposit accounts or securities accounts in its possession or control (“Pledged Collateral”), then, subject to Section 2.1 and this Section 3.3, it will possess or control such Pledged Collateral as bailee or agent for perfection for the benefit of the other party as secured party, so as to satisfy the requirements of sections 8-106(d)(3), 8-301(a)(2), and 9-313(c) of the UCC. The ABL Agent or the Term Lender will have no obligation to any ABL Creditor or Term Loan Creditor to ensure that any Pledged Collateral is genuine or owned by any of the Obligors or to preserve rights or benefits of any Person except as expressly set forth in this Section 3.3. In this Section 3.3, “control” has the meaning given that term in sections 8-106 and 9-314 of the UCC.

(b) The duties or responsibilities of the ABL Agent or the Term Lender, as applicable, under this Section 3.3 will be limited solely to possessing or controlling the applicable Pledged Collateral as bailee or agent for perfection in accordance with this Section 3.3 and delivering such Pledged Collateral upon a Discharge of Obligations, as provided in subsection (d) below. Each of the ABL Agent and the Term Lender make no representation or warranty as to whether the provision of this Section 3.3 are sufficient to perfect the security interest in any Collateral in which the ABL Agent or the Term Lender, as applicable, has such possession or control.

(c) Upon the Discharge of ABL Obligations (other than the Excess ABL Obligations), ABL Agent will deliver or transfer (subject to the terms of any control agreement) control of any Pledged Collateral in its possession or control, together with any necessary endorsements (which endorsements will be without recourse and without any representation or warranty), first, to the Term Lender if any Term Loan Obligations remain outstanding, and second, to the applicable Obligor or Obligors or, in the case of clauses first and second, as a court of competent jurisdiction may otherwise direct.

(d) Upon the Discharge of Term Loan Obligations, Term Lender will deliver or transfer (subject to the terms of any control agreement) control of any Pledged Collateral in its possession or control, together with any necessary endorsements (which endorsements will be without recourse and without any representation or warranty), first, to the ABL Agent if any ABL Obligations remain outstanding, and second, to the applicable Obligor or Obligors or, in the case of clauses first and second, as a court of competent jurisdiction may otherwise direct.

3.4Waiver of Marshaling and Similar Rights. Until the Discharge of ABL Obligations, the Term Lender and each other Term Loan Creditor, to the fullest extent permitted by applicable law, waives as to the ABL Agent and each other ABL Creditor all requirements regarding, and agrees not to demand, request, plead or otherwise claim the benefit of, any marshaling, appraisal, valuation or other similar right that may otherwise be available under applicable law in respect of the Term Loan Priority Collateral. Until the Discharge of Term Loan Obligations, the ABL Agent and each other ABL Creditor, to the fullest extent permitted by applicable law, waives as to the Term Lender and each other Term Loan Creditor all requirements regarding, and agrees not to demand, request, plead or otherwise claim the benefit of, any marshaling, appraisal, valuation or other similar right that may otherwise be available under applicable law in respect of the ABL Loan Priority Collateral.

3.5Insurance and Condemnation Awards. Until the Discharge of ABL Obligations (other than the Excess ABL Obligations), and subject to the rights of the Obligors under the ABL Documents, ABL Agent will have the exclusive right to adjust settlement for any losses covered by an insurance policy covering the ABL Priority Collateral, and to approve an award granted in a condemnation or similar proceeding (or a deed in lieu of condemnation) affecting the ABL Priority Collateral, and all proceeds of such policy, award, or deed will be applied in accordance with Section 2.4 and thereafter, if no Term Loan Obligations are outstanding, to the payment to the owner of the subject property, such other Person as may be entitled thereto, or as a court of competent jurisdiction may otherwise direct. Until the Discharge of Term Loan Obligations, and subject to the rights of the Obligors under the Term Loan Documents, Term Lender will have the exclusive right to adjust settlement for any losses covered by an insurance policy covering the Term Loan Priority Collateral, and to approve an award granted in a condemnation or similar proceeding (or a deed in lieu of condemnation) affecting the Term Loan Priority Collateral, and all proceeds of such policy, award, or deed will be applied in accordance with Section 2.4 and thereafter, if no ABL Obligations are outstanding, to the payment to the owner of the subject property, such other Person as may be entitled thereto, or as a court of competent jurisdiction may otherwise direct.

Section 4.	Covenants.

4.1Amendments to ABL Documents. Until the termination of this Agreement in accordance with Section 8.1 has occurred, and notwithstanding anything to the contrary contained in the ABL Documents, the ABL Creditors shall not, without the prior written consent of the Term Lender, amend, restate, supplement, modify, substitute, renew or Refinance any or all of the ABL Documents to (i) directly or indirectly increase the interest rate in respect of the ABL Obligations (excluding, without limitation, imposition of the default rate set forth in the ABL Documents in effect as of the date hereof) by more than 3.0% per annum on a weighted average basis, (ii) shorten the maturity or weighted average life to maturity of the ABL Obligations, require that any payment on the ABL Obligations be made earlier than the date originally scheduled for such payment or that any commitment expire any earlier than the date originally scheduled therefor, or add or make more restrictive any mandatory prepayment, redemption, repurchase, sinking fund or similar requirement, (iii) add or modify in a manner adverse to any Obligor or any Term Loan Creditor any covenant, agreement or event of default under the ABL Documents, (iv) restrict the amendment of the Term Loan Documents except as set forth in Section 4.1, (v) increase the principal amount of the ABL Obligations (other than, subject to clause (i) above, as a result of interest thereon, fees or other Obligations under the ABL Documents having been paid in-kind or capitalized) or (vi) amend or waive the conditions precedent to funding the ABL Loans.

4.2Amendments to Term Loan Documents. Until termination of this Agreement in accordance with Section 8.1 has occurred, and notwithstanding anything to the contrary contained in the Term Loan Documents, the Term Loan Creditors shall not, without the prior written consent of the ABL Agent, amend, restate, supplement, modify, substitute, renew or Refinance any or all of the Term Loan Documents to (i) directly or indirectly increase the interest rate in respect of the Term Loan Obligations (excluding, without limitation, imposition of the default rate set forth in the Term Loan Documents in effect as of the date hereof) by more than 3.0% per annum on a weighted average basis, (ii) shorten the maturity or weighted average life to maturity of the Term Loan Obligations, require that any payment on the Term Loan Obligations be made earlier than the date originally scheduled for such payment or that any commitment expire any earlier than the date originally scheduled therefor, or add or make more restrictive any mandatory prepayment, redemption, repurchase, sinking fund or similar requirement, (iii) add or modify in a manner adverse to any Obligor or any ABL Creditor any covenant, agreement or event of default under the Term Loan Documents, (iv) restrict the amendment of the ABL Documents except as set forth in Section 4.1, (v) increase the principal amount of the Term Loan Obligations (other than, subject to clause (i) above, as a result of interest thereon, fees or other Obligations under the Term Loan Documents having been paid in-kind or capitalized) or (vi) amend or waive the conditions precedent to funding the Term Loan Loans; and

4.3Amendments to Collateral Documents. If an ABL Creditor or Term Loan Creditor and an Obligor modify any documents or instruments granting or purporting to grant a Lien (directly or indirectly) on real or personal property to secure an ABL Obligation or a Term Loan Obligation, as applicable, or granting rights or remedies with respect to such Liens, the modification will apply automatically to any comparable provision of a Term Loan Collateral Document or the ABL Collateral Documents, as applicable, without the consent of the other Secured Creditors and without any action by Term Lender, ABL Agent or any Obligor; provided that no such modification will (a) remove or release the Lien of the Term Loan Creditors or the ABL Creditors on such Collateral, except to the extent that (1) the release is permitted hereunder and (2) there is a corresponding release of the Lien of the other Secured Creditors on the Collateral, (b) impose duties on the Term Lender or the ABL Agent without its consent, (c) permit other Liens on the Collateral not permitted under the terms of the Term Loan Documents or the ABL Documents, as applicable, other than as provided in Section 6, or (d) by its terms be materially adverse to the interest of the Term Loan Creditors to a greater extent than the ABL Creditors or the ABL Creditors to a greater extent than the Term Loan Creditors, as applicable (other than by virtue of their relative priorities and rights and obligations hereunder).

4.4Effect of Refinancing.

(a)If the Discharge of ABL Obligations is being effected through a Refinancing, provided that (1) the ABL Agent gives a notice of such Refinancing to the Term Lender prior to such Refinancing (except as otherwise provided in Section 6.2) and (2) the credit agreement and the other documents evidencing such new ABL Obligations (the “New ABL Documents”) do not effect an amendment, supplement or other modification of the terms of the ABL Obligations in a manner that is prohibited by Section 4.1, then (A) such Discharge of ABL Obligations shall be deemed not to have occurred for all purposes of this Agreement, (B) the indebtedness under such Refinancing and all other obligations under the credit documents evidencing such indebtedness (the “New ABL Obligations”) shall be treated as ABL Obligations (or Excess ABL Obligations, as the case may be) for all purposes of this Agreement, (C) the New ABL Documents shall be treated as the ABL Documents and (D) the agent (or, if not a syndicated credit, the lender) under the New ABL Documents (the “New ABL Agent”) shall be deemed to be the ABL Agent for all purposes of this Agreement. Upon receipt of a notice of Refinancing under the preceding sentence, which notice shall include the identity of the New ABL Agent, the Term Lender shall promptly enter into such documents and agreements (including amendments or supplements to this Agreement) as the New ABL Agent may reasonably request in order to provide to the New ABL Agent and the holders of the New ABL Obligations the rights and powers set forth herein; provided that the failure of the Term Lender to enter into such documents and agreements shall not affect the rights of the party that consummates the Refinancing to rely on and enforce the terms of this Agreement.

(b)If the Discharge of Term Loan Obligations is being effected through a Refinancing, provided that (1) the Term Lender gives a notice of such Refinancing to the ABL Agent prior to such Refinancing and (2) the credit agreement and the other documents evidencing such New Term Loan Obligations (the “New Term Loan Documents”) do not effect an amendment, supplement or other modification of the terms of the Term Loan Obligations in a manner that is prohibited by Section 4.2, then (A) such Discharge of Term Loan Obligations shall be deemed not to have occurred for all purposes of this Agreement, (B) the indebtedness under such Refinancing and all other obligations under the credit documents evidencing such indebtedness (the “New Term Loan Obligations”) shall be treated as Term Loan Obligations for all purposes of this Agreement, (C) the New Term Loan Documents shall be treated as the Term Loan Documents and (D) the lender (or, if a syndicated credit, the agent) under the New

Term Loan Documents (the “New Term Lender”) shall be deemed to be the Term Lender for all purposes of this Agreement. Upon receipt of a notice of Refinancing under the preceding sentence, which notice shall include the identity of the New Term Lender, the ABL Agent shall promptly enter into such documents and agreements (including amendments or supplements to this Agreement) as the New Term Lender may reasonably request in order to provide to the New Term Lender the rights and powers set forth herein; provided that the failure of the ABL Agent to enter into such documents and agreements shall not affect the rights of the party that consummates the Refinancing to rely on and enforce the terms of this Agreement.

(c)By their acknowledgement hereto, Obligors agree to cause the agreement, document or instrument pursuant to which any New ABL Agent or any New Term Lender is appointed to provide that the New ABL Agent or New Term Lender, as applicable, agrees to be bound by the terms of this Agreement.

Section 5.	Term Loan Creditors’ Purchase Option.

5.1Purchase Option. If there is (a) an acceleration of the ABL Obligations in accordance with the ABL Credit Agreement or (b) the commencement of an Insolvency Proceeding (each a “Purchase Event”), then Term Loan Creditors or any nominees thereof who are Affiliates of the Term Loan Creditors or Term Lender and who agree to bound to this Agreement (“Purchasers”) may, within 45 calendar days of the first such Purchase Event to occur (unless such 45th day is not a Business Day in which event the period shall be extended to the next Business Day), and not afterwards, purchase all, but not less than all, of the ABL Obligations other than the Excess ABL Obligations (the “Purchase Obligations”) for the Purchase Price. The ABL Agent shall provide notice of the occurrence of a Purchase Event of the kind in Section 5.1(a) (an “Acceleration Notice”) to the Term Lender; provided that any failure to provide such notice shall not be a default or breach of this Agreement, but the time periods in Section 5.2 shall not begin to run until such notice has been sent. Such Acceleration Notice shall contain a good faith estimate of the outstanding ABL Obligations on or about the date of such Acceleration Notice, it being understood that the ABL Obligations include a revolving credit facility, pursuant to which Borrowers may borrow, repay and re-borrow amounts thereunder, that any such good faith estimate will be subject to such borrowings and repayments. Notwithstanding anything in the ABL Documents to the contrary, no consent of any Obligor to such purchase shall be required. Such purchase will be made pursuant to an “Assignment” (as such term is defined in the ABL Credit Agreement in effect as of the date hereof, but including only those representations and warranties of the Assignor thereunder as are specified in Section 5.6), whereby the Purchasers will assume all funding commitments, if any, and Obligations of ABL Creditors under the ABL Documents, and (3) otherwise be subject to the terms and conditions of this Section 5. Each ABL Creditor will retain all rights to indemnification provided in the relevant ABL Documents for all claims and other amounts relating to facts and circumstances relating to such ABL Creditor’s holdings of the ABL Obligations (except to the extent such claims and other amounts were included in the Purchase Price), and such rights shall be secured by the Liens securing the ABL Obligations. No amendment, modification or waiver following any purchase under this Section 5 of any indemnification provisions under the ABL Documents shall be effective as to any ABL Creditor or any Affiliate or officer, director, employee or other related indemnified person of such ABL Creditor (“Indemnified ABL Person”) without the prior written consent of such Indemnified ABL Person, and such indemnification provisions shall continue in full force and effect for the benefit of the Indemnified ABL Persons whether or not any ABL Documents otherwise remain in effect.

5.2Purchase Notice.

(a)The Purchasers desiring to purchase all of the Purchase Obligations will deliver a written notice (the “Purchase Notice”) to the ABL Agent no later than forty (40) days after the occurrence of a Purchase Event that (1) is signed by the Purchasers, (2) states that it is a Purchase Notice under this Section 5 and in the case of a Purchaser who is a nominee of a Term Loan Creditor, states that such Purchaser agrees to bound to the terms of this Agreement, (3) states that each Purchaser is irrevocably electing to purchase, in accordance with this Section 5, the percentage of all of the Purchase Obligations stated in the Purchase Notice for that Purchaser, which percentages must aggregate exactly 100% for all Purchasers, (4) contains a representation and warranty by each Purchaser that the Purchase Notice conforms with the Term Loan Documents and any other binding agreement among the Term Loan Creditors and any nominee of such Term Loan Creditors, and (5) designates a purchase date (the “Purchase Date”) on which the purchase will occur, that is (x) at least one (1) but not more than five (5) Business Days after the ABL Agent’s receipt of the Purchase Notice, and (y) not more than 45 calendar days after the Purchase Event (unless such 45th day is not a Business Day in which event the period shall be extended to the next Business Day). A Purchase

Notice will be ineffective if it is received by the ABL Agent after the occurrence giving rise to the Purchase Event is waived, cured, or otherwise ceases to exist.

(b)Upon the ABL Agent’s receipt of an effective Purchase Notice conforming to this Section 5.2, the Purchasers will be irrevocably obligated to purchase, and the ABL Creditors will be irrevocably obligated to sell, the ABL Obligations (other than the Excess ABL Obligations) in accordance with and subject to this Section 5. If so instructed by the Purchasers in the Purchase Notice, the ABL Creditors shall not complete any Enforcement Action (other than (1) the exercise of control over any Obligor’s deposit or securities accounts, (2) the collection of proceeds of accounts and payment intangibles, and (3) Enforcement Actions taken under circumstances that the ABL Agent reasonably believes necessary or appropriate to prevent or mitigate the destruction of, physical harm to, impairment of or material decrease in value of the Collateral or the rights and interests of the ABL Creditors therein (including without limitation any loss of priority of the Liens of the ABL Creditors)), so long as the purchase and sale of the ABL Obligations provided for in this Section 5 shall have closed within five (5) Business Days of the Purchasers’ delivery of a Purchase Notice to the ABL Creditors and the ABL Creditors shall have received payment in full of the ABL Obligations as provided for in Section 5.3 within such five (5) Business Day period.

5.3Purchase Price. The purchase price (“Purchase Price”) for the Purchase Obligations will equal the sum of (a) outstanding ABL Obligations (excluding Excess ABL Obligations but expressly including any breakage costs actually incurred and all prepayment fees, deferred origination fees, exit and other fees in respect of ABL Obligations (excluding Excess ABL Obligations)) that would be required to be paid to the ABL Creditors if such ABL Obligations (excluding Excess ABL Obligations) were prepaid on the Purchase Date, and (b) amounts according to the good faith estimate of the ABL Agent of contingent indemnity Obligations in respect of claims which are known to the ABL Agent or ABL Creditors and items the proceeds of which have been credited to the ABL Agent but such items are subject to a hold or have not yet been paid; provided, however, that with respect to this Section 5.3(b), (i) any amount paid by Purchasers with respect to a contingency which does not occur (in its entirety or in part) shall be promptly repaid (to the extent of the non-occurring contingency) to the Purchasers upon occurrence of a good faith determination by the ABL Creditors that such contingency has not occurred (in its entirety or in part), and (ii) any amount paid by Purchasers with respect to an item held or not paid but which is subsequently paid to the ABL Agent or ABL Creditors, shall be promptly repaid to Purchasers following receipt thereof by the ABL Agent or ABL Creditors.

5.4Purchase Closing. On the Purchase Date, (a) the Purchasers will execute and deliver the Assignment, (b) the Purchasers will pay the Purchase Price to ABL Agent by wire transfer of immediately available funds, and (c) each of the Purchasers will execute and deliver to the ABL Agent a waiver and release of, and covenant not to sue the ABL Agent or ABL Creditors with respect to: (i) all claims arising out of this Agreement relating to the ABL Obligations (other than Excess ABL Obligations), (ii) the relationship between the ABL Creditors and the Term Loan Creditors in connection with ABL Documents and the Term Loan Documents except as such relationship relates to Excess ABL Obligations, and (iii) the transactions contemplated hereby as a result of exercising the purchase option contemplated by this Section 5; provided that such waiver, release and covenant not to sue shall not be executed and delivered for the benefit of a Defaulting Creditor (as defined in Section 5.6(c)) unless and until the ABL Obligations (other than Excess ABL Obligations) of such Defaulting Creditor are purchased by the Purchasers.

5.5Actions After Purchase Closing.

Promptly after the closing of the purchase of all Purchase Obligations, the ABL Agent will distribute the Purchase Price to the ABL Creditors in accordance with the terms of the ABL Documents.

5.6No Recourse or Warranties; Defaulting Creditors.

(a)The ABL Creditors will be entitled to rely on the statements, representations, and warranties in the Purchase Notice without investigation, even if the ABL Creditors are notified that any such statement, representation, or warranty is not or may not be true.

(b)The purchase and sale of the Purchase Obligations under this Section 5 will be without recourse and without any representation or warranty whatsoever by the ABL Creditors, except that the ABL Creditors shall represent and warrant that on the Purchase Date, immediately before giving effect to the purchase, the ABL

Creditors own and have the requisite power and corporate, company or similar authority to sell the Purchase Obligations free and clear of all Liens.

(c)The obligations of the ABL Creditors to sell their respective Purchase Obligations under this Section 5 are several and not joint and several. If an ABL Creditor breaches its obligation to sell its Purchase Obligations under this Section 5 (a “Defaulting Creditor”), no other ABL Creditor will be obligated to purchase the Defaulting Creditor’s Purchase Obligations for resale to the holders of the Term Loan Obligations. An ABL Creditor that complies with this Section 5 will not be in default of this Agreement or otherwise be deemed liable for any action or inaction of any Defaulting Creditor; provided that nothing in this subsection (c) will affect the Purchasers’ obligation to purchase all of the Purchase Obligations (other than the Purchase Obligations of a Defaulting Creditor who fails to cure such default within 180 days).

(d)Each Obligor hereby consents to any assignment effected to one or more Purchasers pursuant to this Section 5.

Section 6.	Bankruptcy Matters.

6.1Bankruptcy. This Agreement shall be applicable both before and after the filing of any petition by or against any Obligor under the Bankruptcy Code or any other Insolvency Proceeding and all converted or succeeding cases in respect thereof. The relative rights of the ABL Creditors and the Term Loan Creditors in respect of any Collateral or Proceeds thereof shall continue after the filing of such petition on the same basis as prior to the date of such filing. All references in this Agreement to any Obligor will include such Person as a debtor-in-possession and any receiver, trustee or other estate representative for such Person in an Insolvency Proceeding. This Agreement is a “subordination agreement” under section 510(a) of the Bankruptcy Code and shall be enforceable in any Insolvency Proceeding.

6.2Post-Petition Financing. Until the Discharge of ABL Obligations (excluding Excess ABL Obligations), if an Insolvency Proceeding has commenced, no Term Loan Creditor will, directly or indirectly, contest, protest, or object to, and each Term Loan Creditor will be deemed to have consented to, and hereby consents in advance to, (1) any use, sale, or lease of “cash collateral” (as defined in section 363(a) of the Bankruptcy Code) and (2) any Borrower or any other Obligor obtaining DIP Financing if the ABL Agent consents to such use, sale, or lease, or DIP Financing; provided that (A) in the case of a DIP Financing, the Term Lender is not required as a condition to such DIP Financing to release its Lien on the Term Loan Priority Collateral as the same may exist at the time of such DIP Financing, (B) any Term Loan Creditor may seek adequate protection as permitted by Sections 6.3, (C) any Term Loan Creditor may object to the amount of any DIP Financing if, after taking into account the principal amount of such DIP Financing (after giving effect to any Refinancing or “roll-up” of ABL Obligations) on any date, the sum of the then outstanding amount of any ABL Obligations and the then outstanding principal amount of any DIP Financing (including the unfunded commitments under such DIP Financing) would exceed $57,600,000, and (D) the Liens on ABL Priority Collateral securing such DIP Financing are pari passu with, or superior in priority to the Liens securing such ABL Obligations. The Term Loan Creditors further agree that: (i) adequate notice to the Term Loan Creditors for such DIP Financing or use of cash collateral shall be deemed to have been given to the Term Loan Creditors if the Term Lender receives notice in advance of the hearing to approve such DIP Financing or use of cash collateral on an interim basis and at least five (5) Business Days in advance of the hearing to approve such DIP Financing or use of cash collateral on a final basis, (ii) giving effect to clause (iii) of this Section 6.2, such DIP Financing (and such ABL Obligations) may be secured by Liens on all or a part of the assets of the Obligors that shall be (A) as to ABL Priority Collateral, superior in priority to the Liens on the assets of the Obligors held by any other Person and (B) as to Term Loan Priority Collateral, superior in priority to the Liens on such assets of the Obligor held by any Person other than the Term Loan Creditors, (iii) the Term Loan Creditors consent to, and will, subordinate (and will be deemed hereunder to have subordinated) their Liens (A) to the Liens on ABL Priority Collateral securing such DIP Financing (the “DIP Liens”) on the same terms (but on a basis junior to the Liens of the ABL Creditors) as the Liens of the ABL Creditors are subordinated thereto (and such subordination will not alter in any manner the terms of this Agreement), (B) to any “replacement Liens” or Liens on additional collateral granted to the ABL Creditors as adequate protection of their interests in the Collateral (the “Senior Adequate Protection Liens”) and (C) to any “carve-out” agreed to by the ABL Agent or the other ABL Creditors and (iv) any customary “carve-out” or other similar administrative priority expense or claim consented to in writing by the ABL Agent (or granted pursuant to any order in any Insolvency Proceeding as to which the ABL Agent did not object) to be paid prior to the Discharge of ABL Obligations will be deemed for purposes of Section 6.2 to be a use of cash collateral. No Term Loan Creditor may, directly or indirectly, provide or propose, or support any other Person in providing or proposing, DIP Financing to an Obligor unless none of the ABL Creditors have agreed to provide (or have not consented to another Person providing) DIP Financing and any Liens and administrative priority claims granted in connection with the DIP Financing are subordinated to the Liens in favor of the ABL Creditors on the ABL Priority Collateral and claims of the ABL Creditors in respect of the ABL Obligations.

6.3Adequate Protection

(a)(i) no Term Loan Creditor will contest, protest, or object to (A) any request by an ABL Creditor for “adequate protection” under any Bankruptcy Law on account of the ABL Priority Collateral consistent with the provisions hereof, (B) an objection by an ABL Creditor to a motion, relief, action, or proceeding based on an ABL Creditor claiming a lack of adequate protection with respect to the ABL Priority Collateral, or (C) any request by the ABL Agent for relief from any stay or other relief based upon a lack of adequate protection or any other reason in respect of the ABL Priority Collateral and (ii) no ABL Creditor will contest, protest, or object to (A) any request by a Term Loan Creditor for “adequate protection” under any Bankruptcy Law on account of the Term Loan Priority Collateral consistent with the provisions hereof, (B) an objection by a Term Loan Creditor to a motion, relief, action, or proceeding based on a Term Loan Creditor claiming a lack of adequate protection with respect to the Term Loan Priority Collateral, or (C) any request by the Term Lender for relief from any stay or other relief based upon a lack of adequate protection or any other reason in respect of the Term Loan Priority Collateral.

(b)Notwithstanding the preceding Section 6.2, in an Insolvency Proceeding:

(i)except as permitted in this Sections 6.3, (A) no Term Loan Creditors may seek or request adequate protection or relief from the automatic stay imposed by section 362 of the Bankruptcy Code in respect of the ABL Priority Collateral, (B) if an ABL Creditor seeks and/or is granted Senior Adequate Protection Liens in respect of the ABL Priority Collateral, then the Term Lender may seek or request adequate protection in the form of a Lien on the ABL Priority Collateral subject to the Senior Adequate Protection Liens (the “Junior Adequate Protection Liens”), which Junior Adequate Protection Liens will be subordinated to (1) the Liens securing the ABL Obligations on the same basis as the other Liens on ABL Priority Collateral securing the Term Loan Obligations are subordinated to the Liens on ABL Priority Collateral securing ABL Obligations under this Agreement, (2) to the DIP Liens on ABL Priority Collateral on the same terms (but on a basis junior to the Liens of the ABL Creditors) as the Liens of the ABL Creditors are subordinated thereto (and such subordination will not alter in any manner the terms of this Agreement), and (3) any “carve-out” or other similar administrative priority expense or claim agreed to by the ABL Agent or the other ABL Creditors; provided that any failure of the Term Loan Creditors to obtain such Junior Adequate Protection Liens shall not impair or otherwise affect the agreements, undertakings and consents of the Term Loan Creditors hereunder; and (C) if an ABL Creditor is granted adequate protection in the form of a claim under section 507(b) of the Bankruptcy Code, then the Term Lender may seek or request adequate protection in the form of a subordinate claim under section 507(b) of the Bankruptcy Code. Any claim by a Term Loan Creditor under section 507(b) of the Bankruptcy Code relating to ABL Priority Collateral will be subordinate in right of payment to any claim of the ABL Creditors (and the lenders under any DIP Financing) under section 507(b) of the Bankruptcy Code relating to ABL Priority Collateral and any payment thereof will be deemed to be Proceeds of such Collateral and the Term Loan Creditors hereby waive their rights under section 1129(a)(9) of the Bankruptcy Code and consent and agree that such section 507(b) claims may be paid under a plan of reorganization in any form having a value on the effective date of such plan equal to the allowed amount of such claims. Except as expressly set forth herein, the Term Loan Creditors shall not seek or request adequate protection in any Insolvency Proceeding and the ABL Creditors may oppose any adequate protection proposed to be made by any Obligor to the Term Loan Creditors. Furthermore, in the event that any Term Loan Creditor actually receives any payment of (or through) adequate protection in any Insolvency Proceeding (including any payment in respect of a claim granted under Section 507(b) of the Bankruptcy Code) relating to ABL Priority Collateral, the same shall be segregated and held in trust and promptly paid over to the ABL Agent, for the benefit of the ABL Creditors, in the same form as received, with any necessary endorsements, and each Term Loan Creditor hereby authorizes the ABL Agent to make any such endorsements as agent for the Term Lender (which authorization, being coupled with an interest, is irrevocable) to be held or applied by the ABL Agent in accordance with the terms of the ABL Documents until the Discharge of ABL Obligations (other than Excess ABL Obligations) shall have occurred before any of the same may be retained by one or more of the Term Loan Creditors. Each Term Loan Creditor irrevocably authorizes, empowers and directs any debtor, debtor in possession, receiver, trustee, liquidator, custodian, conservator or other Person having authority to pay or otherwise deliver all such payments to the ABL Agent.

(ii)except as permitted in this Sections 6.3, (A) no ABL Creditors may seek or request adequate protection or relief from the automatic stay imposed by section 362 of the Bankruptcy Code in respect of the Term Loan Priority Collateral, (B) if a Term Loan Creditor seeks and/or is granted Senior Adequate Protection Liens in respect of the Term Loan Priority Collateral, then the ABL Agent may seek or request Junior Adequate Protection Liens on the Term Loan Priority Collateral subject to the Senior Adequate Protection Liens of the Term Loan Lender, which Junior Adequate Protection Liens will be subordinated to (1) the Liens securing the Term Loan Obligations on the same basis as the other Liens on Term Loan Priority Collateral securing the ABL Obligations are subordinated to the Liens on Term Loan Priority Collateral securing Term Loan Obligations under this Agreement, (2) to the DIP Liens on Term Loan Priority Collateral, if applicable, on the same terms (but on a basis junior to the Liens of the Term Loan Creditors) as the Liens of the Term Loan Creditors are subordinated thereto (and such subordination will not alter in any manner the terms of this Agreement), and (3) any “carve-out” or other similar administrative priority expense or claim agreed to by the Term Lender or the other Term Loan Creditors; provided that any failure of the ABL Creditors to obtain such Junior Adequate Protection Liens shall not impair or otherwise affect the agreements, undertakings and consents of the ABL Creditors hereunder; and (C) if a Term Loan Creditor is granted adequate protection in the form of a claim under section 507(b) of the Bankruptcy Code, then the ABL Agent may seek or request adequate protection in the form of a subordinate claim under section 507(b) of the Bankruptcy Code. Any claim by an ABL Creditor under section 507(b) of the Bankruptcy Code relating to Term Loan Priority Collateral will be subordinate in right of payment to any claim of the Term Loan Creditors (and the lenders under any DIP Financing) under section 507(b) of the Bankruptcy Code relating to Term Loan Priority Collateral and any payment thereof will be deemed to be Proceeds of such Collateral and the ABL Creditors hereby waive their rights under section 1129(a)(9) of the Bankruptcy Code and consent and agree that such section 507(b) claims may be paid under a plan of reorganization in any form having a value on the effective date of such plan equal to the allowed amount of such claims. Except as expressly set forth herein, the ABL Creditors shall not seek or request adequate protection in any Insolvency Proceeding and the Term Loan Creditors may oppose any adequate protection proposed to be made by any Obligor to the ABL Creditors. Furthermore, in the event that any ABL Creditor actually receives any payment of (or through) adequate protection in any Insolvency Proceeding (including any payment in respect of a claim granted under Section 507(b) of the Bankruptcy Code) relating to Term Loan Priority Collateral, the same shall be segregated and held in trust and promptly paid over to the Term Lender, in the same form as received, with any necessary endorsements, and each ABL Creditor hereby authorizes the Term Lender to make any such endorsements as agent for the ABL Agent (which authorization, being coupled with an interest, is irrevocable) to be held or applied by the Term Lender in accordance with the terms of the Term Loan Documents until the Discharge of Term Loan Obligations shall have occurred before any of the same may be retained by one or more of the ABL Creditors. Each ABL Creditor irrevocably authorizes, empowers and directs any debtor, debtor in possession, receiver, trustee, liquidator, custodian, conservator or other Person having authority to pay or otherwise deliver all such payments to the Term Lender.

6.4Sale of Collateral; Waivers.

(a)Notwithstanding anything to the contrary contained herein, the Term Loan Creditors will not contest, protest, or object, and will be deemed to have consented pursuant to section 363(f) of the Bankruptcy Code, to a Disposition of ABL Priority Collateral, or the process or procedures for obtaining bids for and effecting a Disposition of ABL Priority Collateral (including the right of the ABL Creditors to “credit bid” and the retention by the Obligors of professionals in connection with any potential Disposition), or any motion or order in connection with any such Disposition, process or procedures, under section 363 of the Bankruptcy Code (or any other provision of the Bankruptcy Code or applicable Bankruptcy Law), if the ABL Agent consents to such Disposition, such process or procedures or such motion or order; provided that (a) either (i) pursuant to court order, the Liens of the Term Loan Creditors attach to the net Proceeds of such Disposition with the same priority and validity as the Liens held by the Term Loan Creditors on such ABL Priority Collateral, and the Liens remain subject to the terms of this Agreement, or (ii) the net Proceeds of a Disposition of ABL Priority Collateral received by ABL Agent in excess of those necessary to achieve the Discharge of ABL Obligations (other than Excess ABL Obligations) are distributed in accordance with the requirements of this Agreement, the UCC and applicable law, and (b) the net cash Proceeds of any Disposition under Section 363(b) of the Bankruptcy Code are permanently applied to the DIP Financing or to the ABL Obligations or are set aside for a wind-down, liquidation or similar fund. Notwithstanding the foregoing, the Term Lender, on behalf of itself and the other Term Loan Creditors, may raise any objections to any such Disposition that could be raised by any creditor of the Obligors whose claims were not secured by any Liens on such Collateral, provided such objections are not inconsistent with any other term or provision of this Agreement and are not based on the status of the Term Lender or the Term Loan Creditors as secured creditors (without limiting the foregoing, neither the Term Lender nor the Term Loan Creditors may raise any objections based on rights afforded by Sections 363(e) and (f) of the Bankruptcy Code to secured creditors (or by any comparable provision of any Bankruptcy Law)) with respect to the Liens granted to the Term Lender that are subordinate to the Liens granted to the ABL Agent.

(b)Notwithstanding anything to the contrary contained herein, the ABL Creditors will not contest, protest, or object, and will be deemed to have consented pursuant to section 363(f) of the Bankruptcy Code, to a Disposition of Term Loan Priority Collateral, or the process or procedures for obtaining bids for and effecting a Disposition of Term Loan Priority Collateral (including the right of the Term Loan Creditors to “credit bid” and the retention by the Obligors of professionals in connection with any potential Disposition), or any motion or order in connection with any such Disposition, process or procedures, under section 363 of the Bankruptcy Code (or any other provision of the Bankruptcy Code or applicable Bankruptcy Law), if the Term Lender consents to such Disposition, such process or procedures or such motion or order; provided that (a) either (i) pursuant to court order, the Liens of the ABL Creditors attach to the net Proceeds of such Disposition with the same priority and validity as the Liens held by the ABL Creditors on such Term Loan Priority Collateral, and the Liens remain subject to the terms of this Agreement, or (ii) the net Proceeds of a Disposition of Term Loan Priority Collateral received by Term Lender in excess of those necessary to achieve the Discharge of Term Loan Obligations are distributed in accordance with the requirements of this Agreement, the UCC and applicable law, and (b) the net cash Proceeds of any Disposition under Section 363(b) of the Bankruptcy Code are permanently applied to the Term Loan Obligations or are set aside for a wind-down, liquidation or similar fund. Notwithstanding the foregoing, the ABL Agent, on behalf of itself and the other ABL Creditors, may raise any objections to any such Disposition that could be raised by any creditor of the Obligors whose claims were not secured by any Liens on such Collateral, provided such objections are not inconsistent with any other term or provision of this Agreement and are not based on the status of the ABL Agent or the ABL Creditors as secured creditors (without limiting the foregoing, neither the ABL Agent nor the ABL Creditors may raise any objections based on rights afforded by Sections 363(e) and (f) of the Bankruptcy Code to secured creditors (or by any comparable provision of any Bankruptcy Law)) with respect to the Liens granted to the ABL Agent that are subordinate to the Liens granted to the Term Lender.

6.5No Waiver. Nothing in this Section 6 limits an ABL Creditor from objecting in an Insolvency Proceeding or otherwise to any action taken by the Term Loan Creditor, including the Term Loan Creditor’s seeking adequate protection (other than adequate protection for the Term Loan Creditors expressly contemplated by Sections 6.3), proposing a DIP Financing inconsistent with the provisions hereof or asserting any of its rights and remedies under the Term Loan Documents or otherwise. Nothing in this Section 6 limits a Term Loan Creditor from objecting in an Insolvency Proceeding or otherwise to any action taken by the ABL Creditor, including the ABL Creditor’s seeking adequate protection (other than adequate protection for the ABL Creditors expressly contemplated by Sections 6.3), proposing a DIP Financing inconsistent with the provisions hereof or asserting any of its rights and remedies under the ABL Documents or otherwise.

6.6Relief from the Automatic Stay. Until the Discharge of ABL Obligations (other than the Excess ABL Obligations), no Term Loan Creditor may seek relief from the automatic stay or any other stay in an Insolvency Proceeding in respect of the ABL Priority Collateral without the ABL Agent’s prior written consent or oppose any request by the ABL Agent for relief from such stay. Until the Discharge of Term Loan Obligations, no ABL Creditor may seek relief from the automatic stay or any other stay in an Insolvency Proceeding in respect of the Term Loan Priority Collateral without the Term Lender’s prior written consent or oppose any request by the Term Lender for relief from such stay.

6.7Waiver. So long as the respective rights and remedies available to Term Lender (for itself and on behalf of Term Loan Creditors) hereunder solely with respect to the Term Loan Priority Collateral are not impaired thereby, the Term Lender and the Term Loan Creditors waive (a) any claim they may now or hereafter have arising out of the ABL Creditors’ election in any proceeding instituted under Chapter 11 of the Bankruptcy Code of the application of Section 1111(b)(2) of the Bankruptcy Code, out of any cash collateral or financing arrangement or out of any grant of security interest in the ABL Priority Collateral in any Insolvency Proceeding, or (b) any claim arising under Sections 506(c) or 552 of the Bankruptcy Code. So long as the respective rights and remedies available to ABL Agent (for itself and on behalf of ABL Creditors) hereunder solely with respect to the ABL Priority Collateral are not impaired thereby, the ABL Agent and ABL Creditors waive (x) any claim they may now or hereafter have arising out of the Term Loan Creditors’ election in any proceeding instituted under Chapter 11 of the Bankruptcy Code of the application of Section 1111(b)(2) of the Bankruptcy Code, out of any cash collateral or financing arrangement or out of any grant of security interest in the Term Loan Priority Collateral in any Insolvency Proceeding, or (y) any claim arising under Sections 506(c) or 552 of the Bankruptcy Code.

6.8Avoidance Issues; Reinstatement. If an ABL Creditor or a Term Loan Creditor receives payment or property on account of an ABL Obligation or Term Loan Obligation, respectively, and the payment is subsequently invalidated, avoided, declared to be fraudulent or preferential, set aside, or otherwise required to be transferred to a trustee, receiver, or an Obligor or an the estate of an Obligor (a “Recovery”), then, to the extent of the Recovery, the respective ABL Obligations or Term Loan Obligations intended to have been satisfied by the payment will be reinstated as ABL Obligations or Term Loan Obligations, as applicable, on the date of the Recovery, and no Discharge of ABL Obligations or Discharge of Term Loan Obligations, as applicable, will be deemed to have occurred for all purposes hereunder. If this Agreement is terminated prior to a Recovery, this Agreement will be reinstated in full force and effect, and such prior termination will not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from the date of reinstatement. Upon any such reinstatement of ABL Obligations, each Term Loan Creditor will deliver to ABL Agent, and upon any such reinstatement of the Term Loan Obligations, each ABL Creditor will deliver to Term Lender, any Collateral or Proceeds thereof received between the date of Discharge of Term Loan Obligations or the Discharge of the ABL Loan Obligations, as applicable, and the Recovery to the extent such other party would have a prior right to such Collateral or Proceeds had this Agreement been in effect at the time received. No Term Loan Creditor or ABL Creditor may benefit from a Recovery, and any distribution made to a Term Loan Creditor or ABL Creditor as a result of a Recovery will be paid over to the ABL Agent for application to the ABL Obligations or the Term Lender for application to the Term Loan Obligations, as applicable, in accordance with this Agreement.

6.9Certain Voting Rights. No Term Loan Creditor shall, without the consent of the ABL Agent, directly or indirectly propose, support or vote in favor of any a plan of reorganization or similar dispositive restructuring plan in connection with an Insolvency Proceeding that provides for treatment of the ABL Creditors, the ABL Obligations, the Term Loan Creditors or the Term Loan Obligations in a manner, or that is otherwise, inconsistent with this Agreement. No ABL Creditor shall, without the consent of the Term Lender, directly or indirectly propose, support or vote in favor of any a plan of reorganization or similar dispositive restructuring plan in connection with an Insolvency Proceeding that provides for treatment of the Term Loan Creditors, the Term Loan Obligations, the ABL Creditors or the ABL Obligations in a manner, or that is otherwise, inconsistent with this Agreement.

6.10Reorganization Securities. Nothing in this Agreement prohibits or limits the right of a Term Loan Creditor or ABL Creditor, as applicable to receive and retain (a) any debt or equity securities that are issued by a reorganized debtor pursuant to a plan of reorganization or similar dispositive restructuring plan in connection with an Insolvency Proceeding; provided that any debt or equity securities received (i) prior to the Discharge of ABL Obligations (other than Excess ABL Obligations) by a Term Loan Creditor on account of a Term Loan Obligation that constitutes a distribution from or on account of the ABL Priority Collateral, an interest in the ABL Priority Collateral or the value of ABL Priority Collateral, whether such distribution is made in respect of a “secured claim” within the meaning of section 506(b) of the Bankruptcy Code or (except as provided below) otherwise, will be paid over or otherwise transferred to the ABL Agent for application in accordance with this Agreement, unless such distribution is made under a plan that is consented to by the affirmative vote of all classes composed of the secured claims of the ABL Creditors (and such classes do not include the claims of any creditors other than ABL Creditors) or (ii) prior to the Discharge of Term Loan Obligations by an ABL Creditor on account of an ABL Obligation that constitutes a distribution from or on account of the Term Loan Priority Collateral, an interest in Term Loan Priority Collateral or the value of Term Loan Priority Collateral, whether such distribution is made in respect of a “secured claim” within the meaning of section 506(b) of the Bankruptcy Code or (except as provided below) otherwise, will be paid over or otherwise transferred to the Term Lender for application in accordance with this Agreement, unless such distribution is made under a plan that is consented to by the affirmative vote of all classes composed of the secured claims of the Term Loan Creditors (and such classes do not include the claims of any creditors other than Term Loan Creditors), or (b) any Distribution received (i) after the Discharge of ABL Obligations (other than Excess ABL Obligations) by a Term Loan Creditor pursuant to a plan of reorganization or similar dispositive restructuring plan in connection with an Insolvency Proceeding in respect of any claim classified under such plan as an unsecured claim in accordance with section 506(a)(1) of the Bankruptcy Code or (ii) after the Discharge of Term Loan Obligations by an ABL Creditor pursuant to a plan of reorganization or similar dispositive restructuring plan in connection with an Insolvency Proceeding in respect of any claim classified under such plan as an unsecured claim in accordance with section 506(a)(1) of the Bankruptcy Code.

6.11Post-Petition Interest.

(a)Neither the Term Lender nor any other Term Loan Creditor shall oppose or seek to challenge any claim by the ABL Agent or any other ABL Creditor for allowance in any Insolvency Proceeding of ABL Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien on the Collateral of the ABL Creditors (after taking into account the Lien of the Term Loan Creditors on the Term Loan Priority Collateral).

(b)Neither the ABL Agent nor any other ABL Creditor shall oppose or seek to challenge any claim by the Term Lender or any other Term Loan Creditor for allowance in any Insolvency Proceeding of Term Loan Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien on the Collateral of the Term Loan Creditors (after taking into account the Lien of the ABL Creditors on the ABL Priority Collateral).

6.12Separate Grants of Security and Separate Classification. Each Secured Creditor acknowledges and agrees that (a) the grants of Liens pursuant to the ABL Documents and the Term Loan Documents constitute two separate and distinct grants of Liens and (b) because of their differing rights in the Collateral, the Term Loan Obligations are fundamentally different from the ABL Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. The Term Loan Creditors shall not seek in any Insolvency Proceeding to be treated as part of the same class of creditors as the ABL Creditors and shall not oppose any pleading or motion by the ABL Creditors for the ABL Creditors and the Term Loan Creditors to be treated as separate classes of creditors.  The ABL Creditors shall not seek in any Insolvency Proceeding to be treated as part of the same class of creditors as the Term Loan Creditors and shall not oppose any pleading or motion by the Term Loan Creditors for the ABL Creditors and the Term Loan Creditors to be treated as separate classes of creditors. Notwithstanding the foregoing, if it is held that the ABL Obligations and the Term Loan Obligation constitute only one secured claim (rather than separate classes of claims), then the Secured Creditors hereby acknowledge and agree that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Obligors in respect of the Collateral, with the effect being that, to the extent that (i) the aggregate value of the ABL Priority Collateral exceeds the amount of the ABL Obligations incurred and accrued before the commencement of any Insolvency Proceeding, the ABL Creditors shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, and fees, costs and charges incurred subsequent to the commencement of the applicable Insolvency Proceeding before any distribution is made in respect of any of the claims held by the Term Loan Creditors and (ii) the aggregate value of the Term Loan Priority Collateral exceeds the amount of the Term Loan Obligations incurred and accrued before the commencement of any Insolvency Proceeding, the Term Loan Creditors shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, and fees, costs and charges incurred subsequent to the commencement of the applicable Insolvency Proceeding before any distribution is made in respect of any of the claims held by the ABL Creditors. The Term Loan Creditors and ABL Creditors hereby agree to turn over to the ABL Creditors or Term Loan Creditors, as applicable, amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of the preceding sentence, even if such turnover has the effect of reducing the claim or recovery of the Term Loan Creditors or the ABL Creditors, as the case may be.

6.13Rights as Unsecured Lenders. In any Insolvency Proceeding, the ABL Creditors and the Term Loan Creditors may exercise any rights and remedies that could be exercised by an unsecured creditor in accordance with the terms of the ABL Documents or Term Loan Documents, as applicable and, in each case, applicable law in a manner not inconsistent with the terms of this Agreement.

Section 7.	Representations and Warranties

7.1Representations and Warranties of Each Party. Each of ABL Agent and Term Lender hereto represents and warrants to the other parties hereto as follows:

(a)It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder.

(b)This Agreement has been duly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(c)The execution, delivery and performance by such party of this Agreement (i) do not require any consent or approval of, registration or filing with or any other action by any governmental authority and (ii) will not violate any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of such party or any order of any governmental authority or any provision of any material indenture, material agreement or other material instrument binding upon such party.

(d)Term Lender or the ABL Agent, as applicable, have been appointed and authorized by its respective Secured Creditors to enter into this Agreement on its behalf and to take all actions on its behalf and to exercise such powers under the this Agreement as are delegated by the terms thereof to such Term Lender or ABL Agent, as applicable, together with all such powers as are reasonably incidental thereto. Each of Term Lender and ABL Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement on behalf of the respective Secured Creditors without further notice or consent from its respective Secured Creditors. In performing its functions and duties under this Agreement, each of Term Lender and ABL Agent shall act solely as agent of its respective Secured Creditors and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Obligor.

Section 8.	Miscellaneous.

8.1Termination. Subject to Section 4.4, this Agreement shall terminate and be of no further force and effect upon the first to occur of (a) the Discharge of ABL Obligations, (b) the Discharge of Term Loan Obligations or (c) mutual agreement of the ABL Agent (on behalf of the ABL Creditors) and the Term Lender (on behalf of the Term Loan Creditors).

8.2Successors and Assigns; No Third Party Beneficiaries.

(a)This Agreement shall be binding upon each Secured Creditor and its respective successors and assigns and shall inure to the benefit of each Secured Creditor and its respective successors, participants and assigns. However, no provision of this Agreement shall inure to the benefit of any other Person, including a trustee, debtor-in-possession, creditor trust or other representative of an estate or creditor of any Borrower, or other Obligor, including where such estate or creditor representative is the beneficiary of a Lien on Collateral by virtue of the avoidance of such Lien in an Insolvency Proceeding. If either the ABL Agent or Term Lender resigns or is replaced pursuant to the ABL Credit Agreement or Term Loan Credit Agreement, as applicable, its successor will be a party to this Agreement with all the rights, and subject to all the obligations, of this Agreement. Notwithstanding any other provision of this Agreement, this Agreement may not be assigned to any Person except as expressly contemplated herein.

(b)Each Secured Creditor reserves the right to grant participations in, or otherwise sell, assign, transfer or negotiate all or any part of, or any interest in, their respective Obligations. No Secured Creditor shall be obligated to give any notices to or otherwise in any manner deal directly with any participant in the Obligations and no participant shall be entitled to any rights or benefits under this Agreement, except through the Secured Creditor with which it is a participant.

8.3Notices. All notices and other communications provided for hereunder shall be in writing and shall be mailed, sent by overnight courier, telecopied or delivered, as follows:

(a) if to the ABL Agent, to it at the following address:

MidCap Funding IV Trust, as ABL Agent

c/o MidCap Financial Services, LLC, as servicer

7255 Woodmont Avenue, Suite 200

Bethesda, Maryland 20814

Attn: Account Manager for Alphatec transaction

Facsimile: 301-941-1450

(b) if to the Term Lender, to it at the following address:

Squadron Medical Finance Solutions LLC

18 Hartford Avenue

Granby, CT 06035

Attn: David R. Pelizzon

Email: dpelizzon@sqdncap.com

With a copy, which shall not constitute notice, to:

Reed Smith LLP

10 South Wacker Drive

Suite 4000

Chicago, Illinois 60606

Attn.: Joel R. Schaider

Phone: 312-207-6448

Facsimile: 312-207-6400

Email: jschaider@reedsmith.com

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 8.3. All such notices and other communications shall be effective (1) if sent by registered mail, return receipt requested, when received, (2) if sent by facsimile, when transmitted and a confirmation is received; provided that the same is on a Business Day and, if not, on the next Business Day or (3) if delivered by messenger or overnight courier, upon delivery; provided that the same is on a Business Day and, if not, on the next Business Day.

8.4Counterparts. This Agreement may be executed by the parties hereto in several counterparts, and each such counterpart shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

8.5GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF MARYLAND.

8.6CONSENT TO JURISDICTION AND VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF MARYLAND LOCATED IN THE COUNTY OF MONTGOMERY OR OF THE UNITED STATES OF AMERICA FOR THE DISTRICT OF MARYLAND AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE ABL AGENT ON BEHALF OF THE ABL CREDITORS AND THE TERM LENDER ON BEHALF OF THE TERM LOAN CREDITORS HEREBY ACCEPTS FOR ITSELF AND IN

RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH JURISDICTIONS.

8.7MUTUAL WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO, OR DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREIN OR RELATED THERETO (WHETHER FOUNDED IN CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, AS APPLICABLE, BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.7.

8.8Amendments. No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Person from the terms hereof, shall in any event be effective unless it is in writing and signed by the ABL Agent and the Term Lender. In no event shall the consent of any Obligor be required in connection with any amendment or other modification of this Agreement.

8.9No Waiver. No failure or delay on the part of any Secured Creditor in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.

8.10Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provisions in any other jurisdiction.

8.11Further Assurances. Each party hereto agrees to cooperate fully with each other party hereto to effectuate the intent and provisions of this Agreement and, from time to time, to take such further action and to execute and deliver such additional documents and instruments (in recordable form, if requested) as the ABL Agent or Term Lender may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

8.12Headings. The section headings contained in this Agreement are and shall be without meaning or content whatsoever and are not part of this Agreement.

8.13Credit Analysis. The Secured Creditors shall each be responsible for keeping themselves informed of (a) the financial condition of the Obligors and all other endorsers, obligors or guarantors of the Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Obligations, and have made and shall continue to make, independently and without reliance upon each other, their own credit analysis and decision in entering into the ABL Documents and Term Loan Documents to which they are parties and taking or not taking any action thereunder. No Secured Creditor shall have any duty to advise any other Secured Creditor of information known to it regarding such condition or any such other circumstances, and no disclosure of any such information shall create any obligation to provide any further information or be deemed to constitute or require any representation or warranty from the disclosing Secured Party regarding that or any other information. No Secured Creditor assumes any liability to any other Secured Creditor or to any other Person with respect to: (i) the financial or other condition of Obligors and all other endorsers, obligors or guarantors of the Obligations, (ii) the enforceability, validity, value or collectability of the Obligations, any Collateral therefor or any guarantee or security which may have been granted in connection with any of the Obligations, (iii) any Obligor’s title or right to transfer any Collateral or security or (iv) any other circumstance that might bear on the risk of nonpayment of any Obligations.

8.14Waiver of Claims. To the maximum extent permitted by law, each party hereto waives any claim it might have against any Secured Creditor with respect to, or arising out of, any action or failure to act or any error of judgment or negligence, mistake or oversight whatsoever on the part of any other party hereto or their respective directors, officers, employees or agents with respect to any exercise of rights or remedies under the Documents or any transaction relating to the Collateral in accordance with this Agreement. None of the Secured Creditors, nor any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or, except as specifically provided in this Agreement, shall be under any obligation to Dispose of any Collateral upon the request of any Obligor or any Secured Creditor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.

8.15Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of the Documents, the provisions of this Agreement shall govern.

8.16Specific Performance. Each of the ABL Agent and the Term Lender may demand specific performance of this Agreement and, on behalf of itself and the respective other Secured Creditors, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action which may be brought by the respective Secured Creditors. The rights and remedies provided in this Agreement will be cumulative and not exclusive of other rights or remedies provided by law.

8.17Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Secured Creditors. None of the Obligors or any other creditor thereof shall have any rights hereunder, and none of the Obligors may rely on the terms hereof. Nothing in this Agreement is intended to or shall impair the obligations of Obligors, which are absolute and unconditional, to pay the ABL Obligations and the Term Loan Obligations as and when the same shall become due and payable in accordance with their respective, or to affect the relative rights of the lenders of any Obligor, other than the relative rights between the ABL Agent and the ABL Creditors, on the one hand, and the Term Lender and the Term Loan Creditors, on the other.

8.18Subrogation. If (i) a Term Loan Creditor pays or distributes cash, property, or other assets to an ABL Creditor under this Agreement, it will be subrogated to the rights of the ABL Creditor with respect to the value of such payment or distribution and (ii) an ABL Creditor pays or distributes cash, property, or other assets to a Term Loan Creditor under this Agreement, it will be subrogated to the rights of the Term Loan Creditor with respect to the value of such payment or distribution; provided that such Secured Creditor waives all rights of subrogation arising hereunder or otherwise in respect of any such payment or distribution until, in the case of the Term Loan Creditors, the Discharge of ABL Obligations (other than Excess ABL Obligations) or in the case of the ABL Creditors, the Discharge of the Term Loan Obligations.

8.19Entire Agreement. This Agreement and the Documents embody the entire agreement of the Obligors, the ABL Agent, the ABL Creditors, the Term Lender and the Term Loan Creditors with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to the subject matter hereof and thereof and any draft agreements, negotiations or discussions involving any Obligor and any of the ABL Agent, the ABL Creditors, the Term Lender and the Term Loan Creditors relating to the subject matter hereof.

8.20Survival. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency Proceeding.

8.21Effect of the Discharge of the ABL Obligations or the Term Loan Obligations. It is agreed and understood that (a) upon and after Discharge of the Term Loan Obligations, for so long as the ABL Obligations shall remain outstanding, the rights and priorities of the Term Lender and the other Term Loan Creditors shall inure to the benefit ABL Agent and other ABL Creditors and ABL Agent may exercise the rights of the Term Lender as set forth herein and (b) upon and after Discharge of the ABL Obligations, for so long as the Term Loan Obligations shall remain outstanding, the rights and priorities of the ABL Agent and the other ABL Creditors shall inure to the benefit Term Lender and other Term Loan Creditors and Term Lender may exercise the rights of the ABL Agent as set forth herein.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

ABL AGENT:

MIDCAP FUNDING IV TRUST, as ABL Agent

By: Apollo Capital Management, L.P., its investment manager

By: Apollo Capital Management GP, LLC, its general partner

By:	/s/ Maurice Amsellem
Name:	Maurice Amsellem
Title:	Authorized Signatory

MidCap / Alphatec / Squadron Intercreditor

TERM LENDER:

SQUADRON MEDICAL FINANCE SOLUTIONS
LLC. as Term Lender

By:	/s/ David R. Pelizzon
Name:	David R. Pelizzon
Title:	President

MidCap / Alphatec / Squadron Intercreditor

Each of the undersigned hereby acknowledges and agrees to the foregoing terms and provisions.

BORROWERS:

ALPHATEC HOLDINGS, INC.,
a Delaware corporation

By:	/s/ Jeffrey Black
Name:	Jeffrey Black
Title:	Chief Financial Officer

ALPHATEC SPINE, INC.,
a California corporation

By:	/s/ Jeffrey Black
Name:	Jeffrey Black
Title:	Chief Financial Officer

SAFEOP SURGICAL, INC.,
a Delaware corporation

By:	/s/ Jeffrey Black
Name:	Jeffrey Black
Title:	Chief Financial Officer

MidCap / Alphatec / Squadron Intercreditor